Exhibit 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

DATED AS OF NOVEMBER 19, 2007

AMONG

WARREN RESOURCES, INC.,

MERRILL LYNCH CAPITAL,
a Division of Merrill Lynch Business Financial Services Inc.,
as Administrative Agent, as a Lender and
as Sole Bookrunner and Sole Lead Arranger

AND

THE ADDITIONAL LENDERS
FROM TIME TO TIME PARTY HERETO

i

Section 11.16	USA PATRIOT Act Notification	89
Section 11.17	Amendment and Restatement	89

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	–	Commitment Annex
Annex B	–	Closing Checklist

EXHIBITS

Exhibit A	–	Assignment Agreement
Exhibit B	–	Compliance Certificate
Exhibit C	–	Notice of Borrowing
Exhibit D	–	Payment Notification

SCHEDULES

Schedule 3.1	-	Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names
Schedule 3.4	-	Capitalization
Schedule 3.6	-	Litigation
Schedule 3.15	-	Brokers
Schedule 3.18	-	Environmental Compliance
Schedule 3.23	-	Reserve Reports
Schedule 3.24	-	Maintenance; Permits
Schedule 5.1	-	Debt
Schedule 5.2	-	Liens
Schedule 5.3	-	Contingent Obligations
Schedule 5.5	-	Restrictive Agreements
Schedule 5.9	-	Affiliate Transactions
Schedule 5.13	-	Business Description

v

AMENDED AND RESTATED
CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 19, 2007 among Warren Resources, Inc, a Maryland corporation, as Borrower, the financial institutions or other entities from time to time parties hereto, each as a Lender, and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender, as Administrative Agent, Sole Bookrunner and Sole Lead Arranger.

RECITALS:

WHEREAS, Borrower desires that Lenders extend a revolving credit facility to Borrower to provide funds for the purposes described herein; and

WHEREAS, Borrower desires to secure all of the Obligations by granting to Administrative Agent, for the benefit of Administrative Agent and Lenders, a first priority perfected Lien upon substantially all of its personal and real property (subject to Permitted Liens), including without limitation all outstanding Capital Stock of each Restricted Subsidiary; and

WHEREAS, subject to the limitations set forth herein, each Restricted Subsidiary is willing to guaranty all of the Obligations, and to grant to Administrative Agent, for the benefit of Administrative Agent and Secured Parties, a first priority perfected Lien upon substantially all of its personal and real property (subject to Permitted Liens);

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Administrative Agent agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Certain Defined Terms.

The following terms have the following meanings:

“Acceleration Event” means the occurrence of an Event of Default (i) in respect of which Administrative Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 8.2, (ii) pursuant to Section 8.1(a) in respect of which Administrative Agent has suspended or terminated the Revolving Loan Commitment pursuant to Section 8.2 and/or (iii) pursuant to either Section 8.1(f) and/or Section 8.1(g).

“Additional Titled Agents” has the meaning set forth in Section 10.15.

“Adjusted EBITDAX” has the meaning provided in the Compliance Certificate.

“Administrative Agent” means Merrill Lynch in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 10, and the successors of Merrill Lynch in such capacity.

“Affected Lender” has the meaning set forth in Section 11.6(c).

“Affiliate” means with respect to any Person (i) any Person that directly or indirectly controls such Person, (ii) any Person which is controlled by or is under common control with such controlling Person and (iii) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise majority voting power, by contract or otherwise.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset, but excluding (i) dispositions of inventory or used, obsolete, worn-out or surplus equipment, all in the Ordinary Course of Business, (ii) dispositions of Permitted Investments, (iii) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business, (iv) the lease, assignment, license, sub-license or sub-lease of any real or personal property in the Ordinary Course of Business to the extent the same does not materially interfere with the business of Borrower or any Subsidiary; (v) any disposition of property or issuance of Capital Stock by Borrower or any Domestic Subsidiary to Borrower or any other Domestic Subsidiary; (vi) dispositions of equipment to the extent that (a) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (b) within 180 days after such disposition the proceeds of such disposition are applied to the purchase price of such replacement equipment; (vii) the sale in the ordinary course of business of Hydrocarbons produced from the Credit Parties’ Hydrocarbon Interests; (viii) a disposition between Credit Parties; (ix) dispositions of Equity Interests in Unrestricted Subsidiaries; (x) the creation of a Permitted Lien; (xi) the surrender or waiver of contract rights or the disposition, settlement, release or surrender of contract, tort or other claims of any kind; (xii) a Restricted Payment permitted by Section 5.4; (xiii) dispositions permitted by Section 5.7(a); and (xiv) an Investment permitted by Section 5.8.

“Assignment Agreement” means an agreement substantially in the form of Exhibit A hereto, or in the event Administrative Agent institutes a Settlement Service pursuant to Section 11.6(a)(v), such other agreement as may be prescribed by such Settlement Service.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means a variable per annum rate, as of any date of determination, equal to the greater of (i) the Federal Funds Rate plus one-half of one percent (0.50%) per annum and (ii) the rate of interest which is identified and normally published by Bloomberg Professional Service Page Prime as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). Any change in the Base Rate will become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If Bloomberg Professional Service no longer reports the Prime Rate, or if such Page Prime no longer exists, or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, Administrative Agent may select a reasonably comparable index or source to use as the basis for the Base Rate.

“Base Rate Loans” means Loans which accrue interest by reference to the Base Rate, in accordance with the terms of this Agreement.

“Base Rate Margin” means for any day, the applicable percent per annum set forth in the Pricing Table corresponding to the Borrowing Base Usage as of the end of such day.

“Blocked Person” means any Person:  (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (v) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Bond” means any completion bond, performance bond, bid bond, appeal bond, surety bond, insurance obligation or bond or any similar bond or obligation, or any letter of credit or guarantee functioning as or supporting any of the foregoing bonds or obligations, incurred by Borrower or any Subsidiary in the ordinary course of business.

“Borrower” means Warren Resources, Inc., a Maryland corporation.

“Borrower’s Account” means the account specified on the signature pages hereof below Borrower’s name into which Loans shall, absent other instructions, be made, or such other account as Borrower may specify by notice to Administrative Agent.

“Borrowing Base” means, at any time, either the amount provided for in Section 2.16(a), or the amount determined in accordance with the provisions of Section 2.16(b) or (c), in each case, as reduced pursuant to Section 2.16(d).

“Borrowing Base Deficiency” means the amount by which the Revolving Loan Outstandings exceeds the sum of (i) the Borrowing Base plus (ii) during the Overadvance Period the Overadvance Amount.

“Borrowing Base Period” means the period commencing any Determination Date or Special Determination Date and ending on the next succeeding Determination Date or Special Determination Date.

“Borrowing Base Usage” means on any date the percentage, at the close of business on such day, equivalent to the Revolving Loan Outstandings divided by the Borrowing Base.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago and New York City are authorized by Law to close and, in the case of a Business Day which relates to a LIBOR Loan, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower, nor (ii) appointed by directors so nominated.

“Closing Checklist” means Annex B to this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Administrative Agent, for the benefit of Administrative Agent, Lenders and Eligible Swap Counterparties, pursuant to the Security Documents.

“Collateral Documents” means, collectively, the Deeds of Trust, any Guaranty, and any Security Agreements, in each case executed pursuant to this Agreement, and all financing statements filed in connection therewith.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means November 19, 2012.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Current Assets” means the total of the consolidated current assets of Borrower (excluding assets of Unrestricted Subsidiaries), plus the amount available for borrowing under the Borrowing Base plus the Overadvance Amount, if any; provided, however, that in determining consolidated current assets, such determination shall not include the account included in such consolidated current assets to the extent resulting from (i) any non-cash gains required under SFAS 133 or under SFAS 143, or (ii)  any non-cash stock option accrual under FAS Statement 123.

“Consolidated Current Liabilities” means the total of the consolidated current liabilities of Borrower (excluding liabilities of Unrestricted Subsidiaries), provided, however, that in determining consolidated current liabilities, such determination shall not include the accounts included in such consolidated current liabilities resulting from non-cash losses or charges required under SFAS 133, under SFAS 143 or under FAS Statement 123.

“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would be consolidated with those of Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person:  (i) with respect to any debt, lease, dividend or other obligation of another Person if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such liability will be protected, in whole or in part, against loss with respect thereto, (ii) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing, (iii) under any Swap Contract, to the extent not yet due and payable, (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for any obligations of another Person pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.

“Credit Exposure” means any period of time during which the Revolving Loan Commitment is outstanding or any Loan, Reimbursement Obligation or other Obligation remains unpaid, or any Letter of Credit or Support Agreement not supported with cash collateral required by this Agreement remains outstanding; provided, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the known existence of a claim reasonably likely to be asserted, with respect thereto.

“Credit Party” means any of Borrower and each Restricted Subsidiary of Borrower, whether now existing or hereafter acquired or formed; and “Credit Parties” means all such Persons, collectively.

“Debt” of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, accrued expenses and deferred compensation and other pension benefit and welfare expenses, in each case arising in the Ordinary Course of Business and not overdue by more than 60 days, (iv) all Capital Leases of such Person, (v) all non contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (vi) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (vii) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise Debt of such Person, and (vii) all Debt of others Guaranteed by such Person. Without duplication of any of the foregoing, Debt of Borrower shall include any and all Loans and Letter of Credit Liabilities.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.

“Defensible Title” means, with respect to the assets of Borrower or any Restricted Subsidiary (a) the title of Borrower or such Restricted Subsidiary to such assets is free and clear of all Liens of any kind whatsoever (except Permitted Liens, (b) with respect to the Mortgaged Properties, the title of Borrower or such Restricted Subsidiary as is deducible from applicable public records, and (c) with respect to the Mortgaged Properties, the representations and warranties set forth in Section 3.23(a) are true and correct.

“Designated Title Exceptions” has the meaning assigned to such term in Section 3.23(a).

“Determination Date” has the meaning assigned to such term in Section 2.16(b).

“Domestic Subsidiary” means a Restricted Subsidiary organized, incorporated or otherwise formed under the laws of the United States or any state thereof.

“Draw Limit” means the amount Borrower may elect to be available for Loans and Letters of Credit hereunder, provided that the amount elected by Borrower shall not, once so elected, be increased without the consent of Administrative Agent in its sole discretion.

“EBITDAX” has the meaning provided in the Compliance Certificate.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) approved by (A) Administrative Agent (such approval not to be unreasonably withheld) and (B) unless an Event of Default has occurred and is continuing, Borrower (such approval not to be unreasonably withheld, and shall be deemed provided unless expressly withheld by Borrower within five (5) Business Days of request therefor); provided that notwithstanding the foregoing, (x) Eligible Assignee shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of the Revolving Loan Commitment, or has been approved as an Eligible Assignee by Administrative Agent.

“Eligible Swap Counterparty” means Administrative Agent, any Affiliate of Administrative Agent, any Lender and/or any Affiliate of any Lender that (i) either (A) is party to a Swap Contract permitted hereunder with Borrower or any Subsidiary on the Closing Date or (B) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into a Swap Contract permitted hereunder with Borrower or any Subsidiary and (ii) in the case of a Lender or an Affiliate of a Lender (other than an Affiliate of Administrative Agent), maintains a reporting system acceptable to Administrative Agent with respect to Swap Contract exposure and agrees with Administrative Agent to provide regular reporting to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent, with respect to such exposure. In addition thereto, any Affiliate of a Lender shall, upon Administrative Agent’s request, execute and deliver to Administrative Agent a letter agreement pursuant to which such Affiliate designates Administrative Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate.

“Environmental Laws” means any and all Laws relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning set forth in Section 8.1.

“Existing Credit Facility” means that certain Credit Agreement dated November 16, 2006, among Borrower, the Lenders party hereto and JPMorgan Chase Bank, N.A.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Facility on the Closing Date.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financing Documents” means this Agreement, any Notes, the Security Documents, any fee letter between Merrill Lynch and Borrower relating to the transactions contemplated hereby, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations, and all other documents, instruments and agreements (other than any Swap Contract) contemplated herein or thereby and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Year” means a fiscal year of Borrower, ending on December 31 of each calendar year.

“Foreign Lender” has the meaning set forth in Section 2.13(c).

“Foreign Subsidiary” means any Restricted Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor”  means (i) initially, Warren Resources of California, Inc., a California corporation, and Warren E&P, Inc., a New Mexico corporation, and (ii) each other Restricted Subsidiary that hereafter executes and delivers to Administrative Agent and the Lenders a Guaranty, in each case until such Person ceases to be a Guarantor in accordance with the terms hereof.

“Hazardous Materials” means (i) any “hazardous substance” as defined in CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (iii) asbestos, (iv) polychlorinated biphenyls, (v) petroleum, its derivatives, by products and other hydrocarbons, (vi) mold and (vii) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Hydrocarbons” means oil, gas, casinghead gas, coalbed methane, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals.

“Hydrocarbon Interests”  means all of Borrower’s and the Guarantors’ rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interest of similar nature, in and under the Oil and Gas Properties that are subject to Lenders Liens.

“Indemnitees” has the meaning set forth in Section 9.2.

“Initial Reserve Report” “ means the reserve report dated September 14, 2007, as of July 31, 2007, prepared by Williamson Petroleum Consultants, Inc., an independent petroleum engineer, concerning the Oil and Gas Properties based on reasonable assumptions specified by Administrative Agent and Borrower (including discount rates and projected hydrocarbon price assumptions), a copy of which has been delivered to each Lender.

“Intellectual Property” means, with respect to any Person, all patents, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers, copyrights, technology, know-how and processes, computer hardware and software and all applications and licenses therefor, used in or necessary for the conduct of business by such Person.

“Interest Coverage Ratio” has the meaning provided in the Compliance Certificate.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one (1), two (2), three (3), six (6) months or, if all applicable Lenders are capable thereof, nine (9) or twelve (12) months thereafter, as selected by Borrower pursuant to Section 2.7(e); provided, that:  (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (ii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period, and (iii) Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the Commitment Expiry Date.

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, Capital Stock or otherwise), making or holding Debt securities, Capital Stock, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“LC Issuer” means one or more banks, trust companies or other Persons in each case expressly identified by Administrative Agent from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder. Without limitation of Administrative Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Administrative Agent with respect to letter of credit exposure and agrees to provide regular reporting to Administrative Agent satisfactory to it with respect to such exposure.

“Lender” means each of (i) Merrill Lynch, (ii) each other Person party hereto in its capacity as a lender, (iii) each other Eligible Assignee that becomes a party hereto pursuant to Section 11.6, (iv) Administrative Agent, to the extent of any Revolving Loans made by Administrative Agent which have not been settled among Lenders pursuant to Section 10.12, and (v) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in this Agreement and the Security Documents, the term “Lender” shall include Eligible Swap Counterparties. In connection with any such distribution of payments and collections, Administrative Agent shall be entitled to assume that no amounts are due to any Eligible Swap Counterparty unless such Eligible Swap Counterparty has notified Administrative Agent of the amount of any such liability owed to it prior to such distribution.

“Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Lender Liens” means the Liens granted in the Collateral in favor of Administrative Agent for the ratable benefit of the Secured Parties or directly for the benefit of any Secured Party pursuant to the Financing Documents.

“Letter of Credit” means a standby or documentary (trade) letter of credit issued for the account of Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date. Each Letter of Credit shall be either a Lender Letter of Credit or a Supported Letter of Credit.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (i) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met plus (ii) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit minus (iii) the amount of cash collateral deposited pursuant to Sections 2.3 or 2.9.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable Interest Period under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein). If Bloomberg Professional Service no longer reports the LIBOR or Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Administrative Agent in the London Interbank Market, Administrative Agent may select a replacement index or replacement page, as the case may be.

“LIBOR Loans” means any Loans which accrue interest by reference to the LIBOR, in accordance with the terms of this Agreement.

“LIBOR Margin” means for any day, the applicable percent per annum set forth in the Pricing Table corresponding to the Borrowing Base Usage as of the end of such day.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.11.

“Loans” means the Revolving Loans.

“Long Term Indebtedness” means, at any time, all consolidated Indebtedness of Borrower that should be classified as “funded indebtedness” or “long term indebtedness” on Borrower’s balance sheet as of such date, in accordance with GAAP, excluding “funded indebtedness” or “long term indebtedness” of the Unrestricted Subsidiaries.

“Major Casualty Proceeds” means (i) the aggregate insurance proceeds received in connection with one or more related events under any Property Insurance Policy or (ii) any award or other compensation with respect to any eminent domain, condemnation of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation).

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the business, assets, properties, liabilities (actual or contingent), operations, or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the rights and remedies of Administrative Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, or (iv) the existence, perfection or priority of any security interest granted in any Financing Document or the value of any material Collateral.

 “Maximum Lawful Rate” has the meaning set forth in Section 2.12(b).

“Merrill Lynch” means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors.

“Mortgage Properties” means the Oil and Gas Properties described in one or more duly executed, delivered and filed Mortgages evidencing a first and prior Lender Lien in favor of Administrative Agent for the benefit of the Secured Parties and subject only to the Permitted Liens.

“Mortgages” means each Deed of Trust, Mortgage, Line of Credit Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement executed by Borrower or any Guarantor in favor of Administrative Agent, for the ratable benefit of the Secured Parties, as it may be amended or modified and in effect from time to time.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by any Credit Party from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), less (i) any underwriting discounts and out-of-pocket expenses paid to a Person that are reasonably incurred by such Credit Party in connection therewith and (ii) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and any taxes paid or reasonably estimated by the applicable Credit Party to be payable by such Person in respect of such Asset Disposition (provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds).

“Net Borrowing Availability” means, as of any date of calculation, the total amount of Revolving Loans available to be borrowed by Borrower in accordance with the terms of this Agreement, excluding any and all outstanding Revolving Loans on such date of calculation.

“Non-Funding Lender” has the meaning set forth in Section 10.16.

“Non-Recourse Debt” mean Debt of an Unrestricted Subsidiary for which no Credit Party is liable for payment, and which is not secured by any property of any Credit Party, other than the Capital Stock of such Unrestricted Subsidiary.

“Note” has the meaning set forth in Section 2.8.

“Notice of Borrowing” means a notice of a Responsible Officer, appropriately completed and substantially in the form of Exhibit C hereto.

“Notice of LC Credit Event” means a notice from a Responsible Officer to Administrative Agent with respect to any issuance, increase or extension of a Letter of Credit specifying (i) the date of issuance or increase of a Letter of Credit, (ii) the identity of LC Issuer with respect to such Letter of Credit, (iii) the expiry date of such Letter of Credit, (iv) the proposed terms of such Letter of Credit, including the face amount; and (v) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with (i) all Support Agreements, (ii) all Lender Letters of Credit and (iii) all Swap Contracts entered into with any Eligible Swap Counterparty.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Oil and Gas Properties” means all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including, without limitation, mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of such Credit Party’s business, as conducted by such Credit Party in accordance with past practices or which is customary in the oil and gas business.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Overadvance” means the amount by which the Revolving Loan Outstandings exceed the Overadvance Amount.

“Overadvance Amount” means $15,000,000, as such amount is redetermined from time to time pursuant to Section 2.16(e) and as such amount may be reduced from time to time pursuant to Section 2.3(d).

“Overadvance Period” means the period from the Closing Date to the earlier of (i) May       , 2009 or (ii) the date that the Overadvance Amount has been reduced to zero pursuant to Section 2.3(d) or 2.16(e).

“Participant” has the meaning set forth in Section 11.6(b).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of Borrower to Administrative Agent under the Financing Documents shall be made, or such other account as Administrative Agent shall from time to time specify by notice to Borrower.

“Payment Notification” means a written notification substantially in the form of Exhibit D hereto.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Permits” has the meaning set forth in Section 3.1.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Encumbrances” means any or all of the following:

(a)           Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 4.2;

(c)           Liens of landlords, vendors, carriers, warehousemen, mechanics, materialmen, repairmen and other like Liens or charges imposed by law, or otherwise, arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld) or securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 4.2;

(d)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(e)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f)            judgment liens in respect of judgments that do not constitute an Event of Default under clause (i) of Section 8.1;

(g)           easements, zoning or other restrictions, rights-of-way, covenants, conditions, servitudes, permits, authorizations, surface and use leases and agreements, rights, obligations and similar encumbrances on real or personal property imposed by law or arising in the ordinary course of business that:  (i) are of record, (ii) are apparent from a physical inspection of the affected properties, (iii) Borrower took subject to, (iv) do not secure any monetary obligations, (v) do not materially detract from the value of the affected property, and (vi) do not interfere with the ordinary conduct of business of Borrower or any Subsidiary;

(h)           liens in favor of co-owner working interest owners under joint operating agreements;

(i)            inchoate liens arising under ERISA to secure the contingent liabilities, if any, permitted by this Agreement;

(j)            deposits, encumbrances or pledges to secure payments of workers compensation insurance and related payments, public liability, unemployment and other insurance, old-age pensions of other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

(k)           any Designated Title Exceptions which are incurred in the ordinary course of business;

(l)            encumbrances arising out of judgments or awards in respect of which Borrower shall in good faith be prosecuting an appeal or proceedings for review; provided that Borrower shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award;

(m)          Liens securing Non-Recourse Debt affecting Borrower’s or any Restricted Subsidiary’s Capital Stock in any Unrestricted Subsidiary;  provided that the term “Permitted Encumbrances” shall not include any Lien securing Debt (other than Bonds).

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days after the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days after the date of acquisition thereof that are issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000

“Permitted Liens” means Liens permitted pursuant to Section 5.2.

“Permitted Securities” means publicly issued (or privately placed with rights to exchange for publicly issued) subordinated unsecured notes or senior unsecured notes issued by Borrower (including unsecured guaranties thereof by Restricted Subsidiaries), including securities convertible into common stock, or preferred Capital Stock issued by Borrower, in an aggregate amount (whether of principal amount, face amount or liquidation preference amount) not in excess of $150,000,000, which (i) by its terms (or the terms of any security into which it is convertible or for which it is exchangeable) does not mature and is not redeemable (whether mandatorily or otherwise) at the option of the holder thereof nor convertible or exchangeable (other than for shares of common stock), in each case prior to 12 months after the Commitment Expiry Date and (ii) in the case of such notes is not subject to covenants or events of default (or other provisions which have the same effect as covenants or events of default) at the time of issuance which are materially more restrictive, taken as a whole, on Borrower than those customarily required for publicly traded unsecured notes of the same type issued by companies of a similar credit rating and in the same industry of Borrower, as determined in the good faith judgment of the Board of Directors, and (iii) does not provide for interest (in the case of notes) in excess of 11% per annum nor dividends (in the case of preferred Capital Stock) in excess of 11% per annum.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pricing Table” means the following table:

Tier	Borrowing Base	Revolving Loans and all other Obligations
Level	Utilization	LIBOR Margin	Base Rate Margin	Commitment Fee
1	Greater than or equal to 100%	2.50%	1.25%	0.500%
2	Greater than or equal to 90%, but less than 100%	2.00%	0.75%	0.500%
3	Greater than or equal to 75%, but less than 90%	1.75%	0.50%	0.375%
4	Greater than or equal to 50%, but less than 75%	1.50%	0.25%	0.250%
5	Less than 50%	1.25%	0.00%	0.200%

“Production Proceeds” has the meaning set forth in Section 4.10(f).

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of any Swap Contract or for a particular month, as applicable, from the interests in Oil and Gas Properties owned by any Credit Party which are located in or offshore of the United States to the extent then categorized as Proved Developed Producing Reserves, as such production is projected in the most recent report delivered pursuant to Section 4.1(i) or (j), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental reports meeting the requirements of such Section 4.1(i) or (j) and otherwise are satisfactory to Administrative Agent.

“Pro Rata Share” means (i) with respect to a Lender’s obligation to make Revolving Loans, to purchase interests and participations in Letters of Credit and related Support Agreement liabilities and obligations pursuant to Section 2.9(f), such Lender’s right to receive the unused line fee described in Section 2.7(b), and such Lender’s obligation to share in Letter of

Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.9(b), the Revolving Loan Commitment Percentage of such Lender, (ii) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto and (iii) for all other purposes (including without limitation the indemnification obligations arising under Section 10.6) with respect to any Lender, the percentage obtained by dividing (A) the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), by (B) the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders.

“Proved Reserves” means Proved Reserves as defined in Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect from time to time and “Proved Developed Producing Reserves” means Proved Reserves, which are categorized as both “Developed” and “Producing” in such Definitions..

“Reimbursement Obligations” means, at any date, the obligations of Borrower then outstanding to reimburse (i) Administrative Agent for payments made by Administrative Agent under a Support Agreement and/or (ii) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.

“Replacement Lender” has the meaning set forth in Section 11.6(c).

“Required Lenders” means, subject to the provisions of Section 10.12(d), at any time Lenders holding (i) one hundred percent (100%) in case of a determination that the Borrowing Base is to be increased above the Borrowing Base then in effect, (ii) one hundred percent (100%) in case of a determination that the Overadvance Amount is to be increased above the Overadvance Amount then in effect and (ii) sixty-six and two thirds percent (66 2/3%) or more in all instances other than clause (i) or (ii) above, in each case, of (A) the sum of the Revolving Loan Commitment or (B) if the Revolving Loan Commitment has been terminated, of the sum of the then aggregate outstanding principal balance of the Loans plus the then aggregate amount of Letter of Credit Liabilities.

“Reserve Report” means the report regarding the Proved Reserves of the Credit Parties, in form and scope reasonably acceptable to Administrative Agent, provided pursuant to Section 4.1(i) or (j).

“Reserve Documents” has the meaning given in Section 6.1(e).

 “Responsible Officer” means any of the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Treasurer, or any other officer of Borrower or the Guarantor acceptable to Administrative Agent.

“Restricted Payment” means as to any Person (i) any dividend or other distribution (whether in cash, Capital Stock or other property) on any equity interest in such Person (except those payable solely in Capital Stock of the same class), (ii) any payment by such Person on account of (A) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Capital Stock in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (B) any option, warrant or other right to acquire any Capital Stock in such Person, or (iii) any optional or voluntary payment, purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Permitted Securities.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.

“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount”, as such amount may be adjusted from time to time by any “Amounts Assigned” pursuant to the terms of any and all effective Assignment Agreements to which such Lender is a party.

“Revolving Loan Commitment Percentage” means, as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” and (ii) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the aggregate Revolving Loan Commitment Amounts of all Lenders on such date.

“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.

“Revolving Loan Limit” means, at any time, the least of (i) the Revolving Loan Commitment, (ii) the sum of the Borrowing Base plus, during the Overadvance Period, the Overadvance Amount or (iii) the Draw Limit.

“Revolving Loan Outstandings” means at any time of calculation (i) the sum of the then existing aggregate outstanding principal amount of Revolving Loans plus the then existing Letter of Credit Liabilities and (ii) when used with reference to any single Lender, the sum of the then existing outstanding principal amount of Revolving Loans advanced by such Lender plus the then existing Letter of Credit Liabilities for the account of such Lender.

“Revolving Loans” has the meaning set forth in Section 2.1.

“Secured Parties” means, collectively, Administrative Agent, the Lenders, the LC Issuer, the Eligible Swap Counterparties, each co-agent or sub-agent appointed by Administrative Agent from time to time pursuant to Section 10.1, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Documents” means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (i) Guarantees payment or performance of all or any portion of the Obligations and/or (ii) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Administrative Agent for its own benefit and the benefit of Secured Parties, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Settlement Date” has the meaning set forth in Section 10.12(a).

“Settlement Service” has the meaning set forth in Section 11.6(a).

“Solvent” means, with respect to any Person, that such Person (i) owns and will own assets the fair saleable value of which are (A) greater than the total amount of its liabilities (including Contingent Obligations) and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it, (ii) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Special Determination” has the meaning given in Section 2.16(c).

“Stated Rate” has the meaning set forth in Section 2.12(b).

“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Capital Stock whether by proxy, agreement, operation of Law or otherwise, and (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

“Support Agreement” has the meaning set forth in Section 2.9(a).

“Supported Letter of Credit” means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code.

“Taxes” has the meaning set forth in Section 2.13.

“Termination Date” has the meaning set forth in Section 2.3.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the Laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

“Unrestricted Subsidiary” means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Borrower in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary.  Warren Energy Services, LLC is currently an Unrestricted Subsidiary.  The Board of Directors of Borrower may, at any time and from time to time, designate any Subsidiary (including any newly acquired or newly formed Subsidiary, but excluding any Subsidiary that owns or operates Oil and Gas Properties included in the Borrowing Base except to the extent Borrower complies with clause (iii) of Section 10.9 in connection therewith) to be an Unrestricted Subsidiary provided that (1) no Default or Event of Default has occurred or is continuing at the time of such designation and after giving effect to such designation, (2) immediately after such designation, neither for Borrower nor any Guarantor has any obligation to pay any Debt of such Subsidiary (excluding any contingent liability arising solely by virtue of such Person’s general partnership interest so long as (A) such Unrestricted Subsidiary’s charter documents prohibit it from incurring Debt, (B) such Unrestricted Subsidiary has not incurred any Debt), has in any way guaranteed any Debt of such Subsidiary, or has any assets or properties (excluding a pledge of the Capital Stock in such Subsidiary) which are subject to any Lien securing any Debt of such Subsidiary, and (C) notice of any such designation is promptly given to Administrative Agent in writing.  The Board of Directors of Borrower may, at any time and from time to time, designate any Unrestricted Subsidiary to be a Restricted Subsidiary provided that (x) no Default or Event of Default has occurred or is continuing at the time of such designation and after giving effect to such designation, and (y) notice of any such designation is promptly given to Administrative Agent in writing.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the Capital Stock (other than, in the case of a corporation, directors’ qualifying shares, to the extent legally required) are directly or indirectly owned and controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person.

Section 1.2            Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Administrative Agent and Lenders.  If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrower or Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.3            Other Definitional Provisions and References.

References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”.  Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  The words “assets” and “property” shall be construed to have the same meaning and to refer to any and all tangible and intangible asset and properties any type.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.  Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.  References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States.  References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto.

ARTICLE 2
LOANS AND LETTERS OF CREDIT

Section 2.1            Revolving Loans and Borrowings.

On the terms and subject to the conditions set forth herein, each Lender severally agrees to make Loans to Borrower from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrower hereunder, provided that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit.  Within the foregoing limits, Borrower may borrow under this Section 2.1, may prepay or repay Revolving Loans from time to time and may reborrow Revolving Loans pursuant to this Section 2.1.

Section 2.2            Advancing Revolving Loans.

(a)           Notice of Borrowing.  Borrower shall deliver to Administrative Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing (other than Revolving Loans made pursuant to Section 2.2(b) below), such Notice of Borrowing to be delivered no later than noon (Chicago time) (i) on the day of such proposed borrowing, in the case of Base Rate Loans in an aggregate principal amount equal to or less than $5,000,000, (ii) on the Business Day prior to such proposed borrowing, in the case of Base Rate Loans in an aggregate principal amount greater than $5,000,000 and (iii) on the third (3rd) Business Day prior to such proposed borrowing, in the case of all LIBOR Loans.  Once given, except as provided in Section 2.7(e)(ii), a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.

(b)           Authority on Notice. Borrower hereby authorizes Lenders and Administrative Agent to make Revolving Loans (other than LIBOR Loans) based on telephonic notices made by any Person which Administrative Agent, in good faith, believes to be acting on behalf of Borrower.  Borrower agrees to promptly deliver to Administrative Agent a Notice of Borrowing in respect of each Revolving Loan requested by telephone following such request.  If the Notice of Borrowing differs in any respect from the action taken by Administrative Agent and Lenders, the records of Administrative Agent and Lenders shall govern absent manifest error.  Borrower further hereby authorizes Lenders and Administrative Agent to make Revolving Loans based on electronic notices made by any Person which Administrative Agent, in good faith, believes to be acting on behalf of Borrower, but only after Administrative Agent shall have established procedures acceptable to Administrative Agent for accepting electronic Notices of Borrowing, as indicated by Administrative Agent’s written confirmation thereof.

(c)           Authority to Advance Revolving Loans.  Borrower and each Lender hereby authorizes Administrative Agent to make Revolving Loans (which shall be Base Rate Loans) on behalf of Lenders, at any time in its sole discretion, as provided in Section 2.9(c), with respect to obligations arising under Support Agreements and/or Lender Letters of Credit, and to pay interest, fees, expenses and other charges payable by any Credit Party from time to time under this Agreement or any other Financing Document, so long as, in each case, after giving effect to any such Revolving Loans pursuant to this Section 2.2(c), the Revolving Loan Outstandings do not exceed the Revolving Loan Limit; provided, that Administrative Agent shall have no obligation at any time to make any Revolving Loan pursuant to the provisions of this Section 2.2(c).  Administrative Agent shall have the right to make Revolving Loans pursuant to the provisions of this Section 2.2(c) regardless of whether the conditions precedent set forth in Section 7.2 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect to the making of such Revolving Loans.

Section 2.3            Mandatory Prepayments.

(a)           Termination Date.  The Revolving Loan Commitment shall terminate upon the earliest to occur of (i) the Commitment Expiry Date, (ii) any date on which Administrative Agent or Required Lenders elect to terminate the Revolving Loan Commitment pursuant to Section 8.2 and (iii) the date Borrower elects to terminate the Revolving Loan Commitment pursuant to Section 2.6 (such earliest date being the “Termination Date”).  On the Termination Date, there shall become due, and Borrower shall pay the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto.

(b)           Asset Disposition.  Upon the reduction of the Borrowing Base or Overadvance Amount pursuant to Section 2.16(d), in the event a Borrowing Base Deficiency shall occur as a result of such reduction in the Borrowing Base or Overadvance Amount, Borrower shall immediately repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.9(e) or cancel outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount at least equal to the Borrowing Base Deficiency.

(c)           Borrowing Base Deficiency.  If at any time, other than as set forth in Section 2.3(b) or Section 2.3(e), a Borrowing Base Deficiency shall occur, then upon notice from Administrative Agent of the deficiency, Borrower shall either:

(i)            reduce the deficiency by making four (4) mandatory prepayments of principal on the Revolving Loans (or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.9(e) or cancel outstanding Letters of Credit, or any combination of the foregoing), each being is the amount of 25% of the Borrowing Base Deficiency, such installments being due and payable of the 90th, 120th, 150th and 180th days after such notice from Administrative Agent, or

(ii)           provide Administrative Agent with additional security including deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other security documents in form and substance reasonably satisfactory to Administrative Agent, granting, confirming, and perfecting first and prior liens or security interests in collateral (subject to Permitted Liens) reasonably acceptable to Required Lenders to increase the Borrowing Base (as determined in their reasonable discretion consistent with prudent oil and gas banking industry lending standards at the time) to an amount that eliminates such Borrowing Base Deficiency.

Borrower shall within 30 days after such notice from Administrative Agent notify Administrative Agent whether it will reduce the Borrowing Base Deficiency pursuant to clause (i) or (ii) or a combination thereof and, if applicable, the proposed collateral under clause (ii).  If such proposed collateral is acceptable to Required Lenders, Borrower shall provide such security documents within thirty (30) days after such notice by Borrower.  If Required Lenders determine in their reasonable discretion that the giving of such proposed collateral will not serve to eliminate the Borrowing Base Deficiency, then Borrower shall be required to make the prepayments specified in the preceding subsection (i) of this subsection (c).

(d)           Overadvance Amount.  Unless the Required Lenders shall otherwise agree, during the Overadvance Period, if any Debt for borrowed money shall be incurred by Borrower or its Restricted Subsidiaries (other than under the Financing Documents), then the principal amount of the Revolving Loans shall be prepaid or Letter of Credit Liabilities shall be cash collateralized in the manner specified in Section 2.9(e) by an amount equal to 75% of the amount of the Net Cash Proceeds of such Debt to the extent necessary to eliminate any Overadvance outstanding at the time of such incurrence.  The provisions of this Section 2.3(d) do not constitute a consent to the incurrence of any Debt by Borrower or any of its Subsidiaries not otherwise permitted by this Agreement.  Unless the Required Lenders shall otherwise agree, the Overadvance Amount shall be reduced by the amount of each prepayment or cash collateralization pursuant to this Section 2.3(d).

(e)           Issue of Permitted Securities.  Upon the incurrence or issuance of Permitted Securities, Borrower shall make a mandatory prepayment on the Loan in an amount, if any, required to eliminate any Borrowing Base Deficiency resulting from the decrease in the Borrowing Base pursuant to Section 2.16(f).  Notwithstanding the foregoing, in the event a Default or Event of Default is in existence on the date of the incurrence or issuance of Permitted Securities, all proceeds from any such Permitted Securities shall be applied as a mandatory prepayment on the Loan.

Section 2.4            All Prepayments.

Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 2.7(e)(iv).  All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of LIBOR Loans, in direct order of Interest Period maturities.

Section 2.5            Optional Prepayments of Revolving Loans.

Subject to the provisions Section 2.7(e)(iv), Borrower may from time to time prepay the Revolving Loans in whole or in part; provided that any such partial prepayment of the Revolving Loans shall be in an amount equal to $250,000 or a higher integral multiple of $50,000.

Section 2.6            Termination or Reduction of Revolving Loan Commitment.

Borrower may, upon notice to Administrative Agent, terminate the Revolving Loan Commitment, or from time to time permanently reduce the Revolving Loan Commitment, the then existing Borrowing Base or the then existing Overadvance Amount; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the Revolving Loan Commitment, the then existing Borrowing Base or the then existing Overadvance Amount if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Loan Outstandings would exceed the resulting Revolving Loan Commitment, Borrowing Base or Overadvance Amount.  Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Loan Commitment, the Borrowing Base or Overadvance Amount.  Any reduction of the Revolving Loan Commitment, the Borrowing Base or the Overadvance Amount shall be applied to each Lender according to its Revolving Loan Commitment Percentage.  All fees accrued until the effective date of any termination of the Revolving Loan Commitment, the Borrowing Base or the Overadvance Amount shall be paid on the effective date of such termination.

Section 2.7            Interest, Interest Calculations and Certain Fees.

(a)           Interest.  From and following the Closing Date, depending upon Borrower’s election from time to time, subject to the terms hereof, to have portions of the Loans accrue interest determined by reference to the Base Rate or the LIBOR, the Loans and the other Obligations shall bear interest at the applicable rates set forth below:

(i)            If a Base Rate Loan, or any other Obligation other than a LIBOR Loan, then at the sum of the Base Rate plus the applicable Base Rate Margin.

(ii)           If a LIBOR Loan, then at the sum of the LIBOR plus the applicable LIBOR Margin.

(b)           Unused Line Fee.  From and following the Closing Date, Borrower shall pay Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount computed on a daily basis equal to (i) the Revolving Loan Limit less the Revolving Loan Outstandings on each day, multiplied by the applicable percentage specified as the “Commitment Fee” in the Pricing Table corresponding to the Borrowing Base Usage as of the end of such day.  Such fee is to be paid quarterly in arrears on the last day of each quarter.

(c)           Agent’s Fees.  Borrower shall pay to Administrative Agent fees in such amounts and at such times as set forth in that certain letter agreement dated October 2, 2007 between Administrative Agent and Borrower, as amended from time to time.

(d)           Computation of Interest and Related Fees.  Other than calculations in respect of interest at the Base Rate (which shall be made on the actual number of days elapsed in a 365/366-day year), all interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of a Base Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest.  The date of payment of a Base Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest.  If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.  Interest on all Base Rate Loans is payable in arrears on the last day of each calendar quarter and on the maturity of such Loans, whether by acceleration or otherwise.  Interest on LIBOR Loans shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval.  In addition, interest on LIBOR Loans is due on the maturity of such Loans, whether by acceleration or otherwise.

(e)           LIBOR Provisions.

(i)            LIBOR Election.  Subject to the provisions of Section 8.4, Borrower may request that Revolving Loans permitted to be made hereunder be LIBOR Loans, that outstanding portions of Revolving Loans be converted to LIBOR Loans and that all or any portion of a LIBOR Loan be continued as a LIBOR Loan upon expiration of the applicable Interest Period.  Any such request will be made by submitting a Notice of Borrowing to Administrative Agent.  Once given, and except as provided in clause (ii) below, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.  Upon the expiration of an Interest Period, in the absence of a new Notice of Borrowing submitted to Administrative Agent not less than three (3) Business Days prior to the end of such Interest Period, the LIBOR Loan then maturing shall be automatically converted to a Base Rate Loan.  There may be no more than six (6) LIBOR Loans outstanding at any one time.  Each request for a LIBOR Loan, whether by original issuance, conversion or continuation, shall be in a minimum amount of $250,000 and, if in excess of such amount, in an integral multiple of $50,000 in excess of such amount.  Loans which are not requested as LIBOR Loans in accordance with this Section 2.7(e)(i) shall be Base Rate Loans.  Administrative Agent shall notify Lenders, by telephonic or facsimile notice, of each Notice of Borrowing received by Administrative Agent not less than two (2) Business Days prior to the first day of the Interest Period of the LIBOR Loan requested thereby.

(ii)           Inability to Determine LIBOR.  In the event, prior to commencement of any Interest Period relating to a LIBOR Loan, Administrative Agent shall determine or be notified by Required Lenders that adequate and reasonable methods do not exist for ascertaining LIBOR, Administrative Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on Borrower and Lenders).  In such event (A) any request for a LIBOR Loan or for a conversion to or continuation of a LIBOR Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (B) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan and (C) the obligations of Lenders to make LIBOR Loans shall be suspended until Administrative Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Administrative Agent shall so notify Borrower and Lenders.

(iii)          Illegality.  Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain LIBOR Loans, such Lender shall promptly give notice of such circumstances to Administrative Agent, Borrower and the other Lenders.  In such an event, (A) the commitment of such Lender to make LIBOR Loans, continue LIBOR Loans as LIBOR Loans or convert Base Rate Loans to LIBOR Loans shall be immediately suspended and (B) such Lender’s outstanding LIBOR Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Law.

(iv)          LIBOR Breakage Fee.  Upon (A) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Administrative Agent of any applicable Notice of Borrowing or (B) any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall promptly pay Administrative Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, an amount equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re employment of such funds) that any Lender may sustain as a result of such default or such payment.  For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant

Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(v)           Increased Costs.  If, after the Closing Date, the adoption or taking effect of, or any change in, any Law, or any change in the interpretation, administration or application of any Law by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or compliance by any Lender with any request, guideline or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency:  (A) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the LIBOR pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender, or (B) shall impose on any Lender any other condition affecting its LIBOR Loans, any of its Notes (if any) or its obligation to make LIBOR Loans; and the result of anything described in clauses (A) and (B) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its Notes (if any) with respect thereto, then within 15 days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall promptly pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

Section 2.8            Notes.

The portion of the Revolving Loans made by each Lender shall be evidenced, if so requested by such Lender, by a promissory note executed by Borrower (a “Note”) in an original principal amount equal to such Lender’s Pro Rata Share of the Revolving Loan Commitment.

Section 2.9            Letters of Credit and Letter of Credit Fees.

(a)           Letter of Credit.  On the terms and subject to the conditions set forth herein, the Revolving Loan Commitment may be used by Borrower, in addition to the making of Revolving Loans hereunder, prior to the Termination Date, (x) by any Lender specified herein as an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Lender Letters of Credit or (y) by Administrative Agent for the issuance of letters of credit, guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an LC Issuer, other than such a Lender, to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit, so long as, in each case:

(i)            Administrative Agent shall have received a Notice of LC Credit Event at least two (2) Business Days before the relevant date of issuance, increase or extension; and

(ii)           after giving effect to such issuance, increase or extension, (A) the aggregate Letter of Credit Liabilities does not exceed 25% of the sum of (I) effective Borrowing Base plus (II) during the Overadvance Period, the Overadvance Amount, and (B) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any letter of credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrower and such Lender.  Each Lender that is an LC Issuer hereby agrees to give Administrative Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.

(b)           Letter of Credit Fee.  Borrower shall pay to Administrative Agent, for the benefit of Lenders, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the LIBOR Margin then applicable to Revolving Loans.  Such fee shall be payable in arrears on the last day of each calendar quarter prior to the Termination Date and on such date.  In addition, Borrower agrees to pay to LC Issuer, quarterly in arrears, a fronting fee in connection with any Letter of Credit equal to 0.125% per annum times the daily maximum amount available to be drawn on such Letter of Credit.  Borrower also agrees to pay to the LC Issuer such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.

(c)           Reimbursement Obligations of Borrower.  If either Administrative Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or any Lender shall notify Administrative Agent that it has made payment in respect of a Lender Letter of Credit, (i) Borrower shall promptly reimburse Administrative Agent or such Lender, as applicable, for the amount of such payment and (ii) Borrower shall be deemed to have immediately requested that Lenders make a Revolving Loan, which shall be a Base Rate Loan, in a principal amount equal to the amount of such payment (but solely to the extent Borrower shall have failed to directly reimburse Administrative Agent or, with respect to Lender Letters of Credit, the applicable LC Issuer, for the amount of such payment).  Administrative Agent shall promptly notify Lenders of any such deemed request and each Lender hereby agrees to make available to Administrative Agent not later than noon (Chicago time) on the Business Day following such notification from Administrative Agent such Lender’s Pro Rata Share of such Revolving Loan.  Each Lender hereby absolutely and unconditionally agrees to fund such Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including (without limitation) (A) the occurrence and continuance of a Default or Event of Default, (B) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Loan Limit and/or (C) the non-satisfaction of any conditions set forth in Section 8.2.  Administrative Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.9(c) in satisfaction of Borrower’s reimbursement obligations arising pursuant to this Section 2.9(c).  Borrower shall pay interest, on demand, on all amounts so paid by Administrative Agent for each day until Borrower reimburses Administrative Agent therefor at a rate per annum equal to the then current interest rate applicable to Revolving Loans (which are Base Rate Loans) for such day.

(d)           Reimbursement and Other Payments by Borrower.  The obligations of Borrower to reimburse Administrative Agent and/or the applicable LC Issuer pursuant to Section 2.9(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i)            any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii)           the existence of any claim, set-off, defense or other right which Borrower may have at any time against the beneficiary of any Letter of Credit, LC Issuer (including any claim for improper payment), Administrative Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii)          any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv)          any affiliation between LC Issuer and Administrative Agent; or

(v)           to the extent permitted under applicable Law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided that the foregoing shall not be construed to excuse the LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The Parties expressly agree that, in the absence of gross negligence or willful misconduct on the part of the LC Issuer (as finally determined by a court of competent jurisdiction), the LC Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)           Deposit Obligations of Borrower.  In the event any Letters of Credit are outstanding at the time that Borrower prepays or is required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrower shall (i) deposit with Administrative Agent for the benefit of all Lenders cash in an amount equal to one hundred five percent (105%) of the aggregate outstanding Letter of Credit Liabilities to be available to Administrative Agent, for its benefit and the benefit of issuers of Lender Letters of Credit, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under Section 2.9(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit.  Upon termination of any such Letter of Credit and provided no Event of Default then exists, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrower, together with the deposit described in the preceding clause (i) attributable to such Letter of Credit, but only to the extent not previously applied by Administrative Agent in the manner described herein.

(f)            Participations in Support Agreements and Lender Letters of Credit.

(i)            Concurrently with the issuance of each Supported Letter of Credit, Administrative Agent shall be deemed to have sold and transferred to each Lender, and each such Lender shall be deemed irrevocably and immediately to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share, Administrative Agent’s Support Agreement liabilities and obligations in respect of such Letters of Credit and Borrower’s Reimbursement Obligations with respect thereto.

(ii)           Concurrently with the issuance of each Lender Letter of Credit, the LC Issuer in respect thereof shall be deemed to have sold and transferred to each Lender, and each such Lender shall be deemed irrevocably and immediately to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share, such Lender Letter of Credit and Borrower’s Reimbursement Obligations with respect thereto.  Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.

(iii)          If either (A) Administrative Agent makes any payment or disbursement under any Support Agreement and/or (B) an LC Issuer makes any payment or disbursement under any Lender Letter of Credit, and Borrower has not reimbursed Administrative Agent or, as applicable, the applicable LC Issuer with respect to any Lender Letter of Credit in full for such payment or disbursement in accordance with Section 2.9(c), or (C) any reimbursement received by Administrative Agent or any LC Issuer from any Credit Party is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Lender shall be irrevocably and unconditionally obligated to pay to Administrative Agent, or the applicable LC Issuer, as applicable, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrower under Section 2.9(c)).  To the extent any such Lender shall not have made such amount available to Administrative Agent, or the applicable LC Issuer, as applicable, by noon (Chicago time) on the Business Day on which such Lender receives notice from Administrative Agent, or the applicable LC Issuer, as applicable, of such payment or disbursement, such Lender agrees to pay interest on such amount to Administrative Agent, or the applicable LC Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate plus the Base Rate Margin in respect of Revolving Loans.  Any such Lender’s failure to make available to Administrative Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment or disbursement.

Section 2.10         General Provisions Regarding Payment.

All payments to be made by Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set off or counterclaim.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto).  Any payments received in the Payment Account before noon (Chicago time) on any date shall be deemed received by Administrative Agent on such date, and any payments received in the Payment Account after noon (Chicago time) on any date shall be deemed received by Administrative Agent on the next succeeding Business Day.

Section 2.11         Loan Account.

Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by Lenders hereunder or under any other Financing Document, and all payments thereon made by Borrower.  All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Administrative Agent’s most recent printout or other written statement delivered to Borrower, shall be conclusive and binding evidence of the amounts due and owing to Administrative Agent by Borrower absent clear and convincing evidence to the contrary; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document.  Unless Borrower notifies Administrative Agent of any objection to any such printout or statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein.

Section 2.12         Maximum Interest.

(a)           Applicable Limit.  In no event shall the interest charged with respect to the Notes (if any) or any other obligations of Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction.

(b)           Maximum Lawful Rate.  Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c)           Application of Excess Interest.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.13         Taxes.

(a)           Gross Up for Taxes.  All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Administrative Agent’s or any Lender’s net income by the jurisdiction under which Administrative Agent or such Lender is organized or conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) (all non-excluded items being called “Taxes”).  If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrower will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to Administrative Agent an official receipt or other documentation reasonably satisfactory to Administrative Agent evidencing such payment to such authority, and (iii) pay to Administrative Agent for the account of Administrative Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Administrative Agent and each Lender will equal the full amount Administrative Agent and such Lender would have received had no such withholding or deduction been required.  If any Taxes are directly asserted against Administrative Agent or any Lender with respect to any payment received by Administrative Agent or such Lender hereunder, Administrative Agent or such Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense)

as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Administrative Agent or such Lender first made demand therefor.

(b)           Interest and Penalties.  If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent, for the account of Administrative Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower shall indemnify Administrative Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Administrative Agent or any Lender as a result of any such failure.

(c)           Foreign Lenders.  Each Lender that is organized under the laws of a jurisdiction other than the United States and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrower and Administrative Agent one or more (as Borrower or Administrative Agent may reasonably request) United States Internal Revenue Service Forms W 8ECI, W 8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Administrative Agent certifying as to such Lender’s entitlement to a complete exemption from or reduction of withholding or deduction of Taxes.  Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 2.13 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in Law.

(d)           Refunds.  If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

Section 2.14         Capital Adequacy.

If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing

Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Support Agreement or Lender Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, within 15 days after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

Section 2.15         Mitigation Obligations.

If any Lender requests compensation under either Section 2.7(e)(v) or Section 2.14, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.6) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender (as determined in its sole discretion).  Without limitation of the provisions of Section 9.1, Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.16         Borrowing Base.

(a)           Initial Borrowing Base.  The Borrowing Base shall be $110,000,000 during the period from the Closing Date until the first Determination Date under Section 2.16(b) unless the Borrowing Base is otherwise subject to a Special Determination under Section 2.16(c).

(b)           Scheduled Determinations of Borrowing Base.  Prior to March 1 and September 1 of each year, beginning March 1, 2008, Borrower shall furnish to Administrative Agent all information, reports and data requested by Administrative Agent concerning Credit Parties’ businesses and properties (including their Oil and Gas Properties and the reserves and production relating thereto), together with, as applicable, the most recent Reserve Report delivered pursuant to Section 4.1(i) or (j).  Within 30 days, or as soon thereafter as is reasonably practical, the Borrowing Base shall be redetermined as provided herein.  Promptly after receiving such information, reports and data, Administrative Agent shall determine and deliver to each Lender the proposed Borrowing Base for the next Borrowing Base Period.  Promptly after Lenders receipt thereof each Lender shall notify Administrative Agent whether or not it agrees with such proposed Borrowing Base. If Required Lenders have not approved the proposed Borrowing Base, Administrative Agent shall poll Lenders to ascertain the highest Borrowing Base acceptable to Required Lenders which amount shall then become the Borrowing Base.  Administrative Agent shall by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder, which designation shall take effect on the date such notice is sent (herein called a “Determination Date”) and shall remain in effect until the next Determination Date.  The Borrowing Base shall be determined based upon the loan collateral value which Administrative Agent and Required Lenders in their discretion assign to the discounted net present value of the various Oil and Gas Properties included in the Collateral at the time of determination and based upon such other credit factors (including without limitation the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management and ownership of Credit Parties and their Affiliates) as they in their reasonable discretion deem appropriate.  IT IS EXPRESSLY UNDERSTOOD THAT LENDERS AND ADMINISTRATIVE AGENT HAVE NO OBLIGATION TO AGREE UPON OR DESIGNATE THE BORROWING BASE AT ANY PARTICULAR AMOUNT, WHETHER IN RELATION TO THE REVOLVING LOAN COMMITMENT OR OTHERWISE, AND THAT LENDERS’ COMMITMENTS TO ADVANCE FUNDS HEREUNDER IS DETERMINED BY REFERENCE TO THE BORROWING BASE FROM TIME TO TIME IN EFFECT, WHICH BORROWING BASE SHALL BE USED FOR CALCULATING FEES UNDER SECTION 2.7 AND, TO THE EXTENT PERMITTED BY LAW AND REGULATORY AUTHORITIES, FOR THE PURPOSES OF CAPITAL ADEQUACY DETERMINATION AND REIMBURSEMENTS UNDER SECTION 2.14.  If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this Section 2.16(b), Administrative Agent and Required Lenders may nonetheless determine the Borrowing Base as provided above in this Section 2.16(b) without such information, but based upon such information or assumptions as they may elect (and may determine the Borrowing Base from time to time thereafter based upon such information and assumptions) until Borrower so furnishes all such information, reports and data, whereupon Administrative Agent and Required Lenders shall determine the Borrowing Base using the procedure outlined above utilizing such information, reports and data furnished by Borrower.

(c)           Special Determinations of Borrowing Base.  In addition to the determinations of the Borrowing Base pursuant to Sections 2.16 (b), Borrower and Administrative Agent or Administrative Agent at the request of Required Lenders) may each request additional determinations (“Special Determination”) of the Borrowing Base from time to time; provided, that Borrower may request no more than one (1) Special Determination in any calendar year and Administrative Agent (or Administrative Agent at the request of Required Lenders) may request no more than one (1) Special Determination in any calendar year.  In the event Administrative Agent (or Administrative Agent at the request of Required Lenders) requests a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrower and Borrower shall, within twenty (20) calendar days following the date of such request, deliver to Lenders a Reserve Report prepared by petroleum engineers who are employees of Borrower as of the last day of the calendar month preceding the date of such request and such other information which Administrative Agent shall have reasonably requested.  In the event Borrower requests a Special Determination, Borrower shall deliver written notice of such request to Administrative Agent which shall include (i) a Reserve Report prepared as of a date not more than thirty (30) days prior to the date of such request (or, in the case of a request made on the 31st day of any calendar month, thirty-one (31) days), (ii) the amount of the Borrowing Base requested by Borrower and to become effective on the Determination Date applicable to such Special Determination and (iii) such other information which Administrative Agent shall have reasonably requested.  Upon receipt of such Reserve Report and other information, Administrative Agent and Required Lenders shall determine the Borrowing Base in accordance with the procedure set forth in Section 2.16(b), which Borrowing Base shall become effective on the Determination Date.

(d)           Disposition of Oil and Gas Property.  If any Credit Party intends to sell or otherwise dispose of any Oil and Gas Property or any interest therein that was included in the determination of the Borrowing Base then in effect (other than a disposition of the type identified as item (vii) or (viii) of the definition of Asset Disposition), Borrower shall give Administrative Agent prompt notice thereof.  In the event that the Borrowing Base value of all Oil and Gas Properties or interest therein (as determined by Administrative Agent), subject to an Asset Disposition since the beginning of the then current Borrowing Base Period exceeds five percent (5%) of the Borrowing Base in effect at the beginning of the then current Borrowing Base Period, then within one (1) Business Day of the consummation of such sale or disposition, (i)  the Borrowing Base shall be reduced by the Borrowing Base value (as determined by Administrative Agent) of such Oil and Gas Properties, and (ii) during the Overadvance Period, the Overadvance Amount shall be reduced by the amount by which the Net Cash Proceeds of such sale or dispositions of Oil and Gas Properties exceeds the reduction in the Borrowing Base pursuant to the preceding clause (i).

(e)           Overadvance Period.  During the Overadvance Period, at the time of each determination of the Borrowing Base under Section 2.16 (b) or (c), Administrative Agent and Required Lenders shall determine the Overadvance Amount in their discretion.  The redetermined Overadvance Amount shall be effective on same date as the redetermined Borrowing Base shall become effective.

(f)            Permitted Securities.  In addition to each of the determinations of the Borrowing Base set forth in this Agreement, to the extent from time to time any Permitted Securities are outstanding, the Borrowing Base otherwise determined pursuant to the terms of this Section 2.16 shall be reduced by twenty five percent (25%) of the amount (whether of principal amount, face amount or liquidation preference amount) of such Permitted Securities.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, Borrower hereby represents and warrants to Administrative Agent and each Lender that:

Section 3.1            Existence and Power.

Each Credit Party is an entity as specified on Schedule 3.1 (or, as to those Persons becoming a Credit Party after the Closing Date, as notified to Administrative Agent), is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 (or, as to those Persons becoming a Credit Party after the Closing Date, as notified to Administrative Agent), has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1 (or, as to those Persons becoming a Credit Party after the Closing Date, as notified to Administrative Agent), and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1 (or, as to those Persons becoming a Credit Party after the Closing Date, as notified to Administrative Agent), no Credit Party has had, over the five (5) year period preceding the Closing Date, any name other than its current name or was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2            Organization and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority (except the filing of the Mortgages and financing statements) and do not violate, conflict with or cause a breach or a default under (i) any Law or any of the Organizational Documents of any Credit Party or (ii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (ii) reasonably be expected to have a Material Adverse Effect.

Section 3.3            Binding Effect.

Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4            Capitalization.

The authorized Capital Stock of each of the Credit Parties as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding Capital Stock of each of the Credit Parties are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than those in favor of Administrative Agent for the benefit of Administrative Agent and Lenders, and such Capital Stock were issued in compliance with all applicable Laws. The identity of the holders of the Capital Stock of each of the Credit Parties (other than Borrower) and the percentage of their fully diluted ownership of the Capital Stock of each of the Credit Parties (other than Borrower) as of the Closing Date is set forth on Schedule 3.4. No shares of the Capital Stock of any Credit Party (other than Borrower), other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any Capital Stock of any such entity.

Section 3.5            Financial Information.

(a)           Audited Statements. The consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity (or comparable calculation, if such Person is not a corporation) and cash flows for the fiscal year then ended, reported on by Grant Thornton LLP, copies of which have been delivered to Administrative Agent, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.

(b)           Unaudited Statements. The unaudited consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of September 30, 2007 and the related unaudited consolidated statements of operations and cash flows for the nine (9) months then ended, copies of which have been delivered to Administrative Agent, fairly present in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 3.5(a), the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the nine (9) months then ended (subject to normal year end adjustments and the absence of footnote disclosures).

(c)           No Material Adverse Change. As of the date hereof, since September 30, 2007, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of Borrower and its Restricted Subsidiaries, taken as a whole. As of the date of delivery of each financial statement required by Section 4.1(b) (the “Current Financial Statement”), since the delivery of the financial statements immediately preceding the Current Financial Statement, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of Borrower and its Restricted Subsidiaries, taken as a whole.

Section 3.6            Litigation.

Except as set forth on Schedule 3.6, there is no Litigation pending or to the knowledge of Borrower threatened against or affecting Borrower or any of it Subsidiaries (i) as to which there is a reasonable possibility of an adverse decision and that, if adversely decided, could reasonably be expected to have a Material Adverse Effect or (ii) which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7            Ownership of Property.

Each Credit Party is the lawful owner of, has Defensible Title to and is in lawful possession of, or has valid leasehold interests in, all material properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.

Section 3.8            No Default.

No Default or Event of Default has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9            Labor Matters.

As of the Closing Date, there are no strikes or other labor disputes pending or, to Borrower’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents and the other Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10         Regulated Entities.

No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11         Margin Regulations.

None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12         Compliance With Laws; Anti-Terrorism Laws.

(a)           Laws Generally. Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)           Anti-Terrorism Laws. None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13         Taxes.

Except subject to a Permitted Contest or where the failure to do so could not reasonably be expected to have a Material Adverse Effect:  (i) all Federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof; (ii) all state and local sales and use Taxes required to be paid by each Credit Party have been paid; and (iii) all Federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14         Compliance with ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.

Section 3.15         Brokers.

Except as set forth on Schedule 3.15, and except for fees payable to Administrative Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

Section 3.16         [Reserved].

Section 3.17         [Reserved].

Section 3.18         Environmental Compliance.

Except as set forth in Schedule 3.18, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.19         Intellectual Property.

Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party. To Borrower’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 3.20         [Reserved].

Section 3.21         Solvency.

Borrower and each additional Credit Party is Solvent.

Section 3.22         Full Disclosure.

None of the written information (financial or otherwise) furnished by or on behalf of any Credit Party to Administrative Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents (excluding projections, estimates, and engineering reports), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading on the date such information is dated or certified in light of the circumstances under which such statements were made. To the best knowledge of Borrower, the engineering reports delivered to Administrative Agent and/or the Lenders in connection with this Agreement do not contain any material inaccuracies and/or omissions. The said engineering reports, however, are based upon professional opinions, estimates and projections and Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. All other financial projections delivered to Administrative Agent and Lenders have been prepared on the basis of the assumptions stated therein. Such projections represent as of such time Borrower’s best estimate of Borrower’s future financial performance and such assumptions were as of such time believed by Borrower to be fair and reasonable in light of then current business conditions; provided that Borrower can give no assurance that such projections will be attained.

Section 3.23         Reserve Reports, Imbalances, Marketing and Borrowing Base Matters.

(a)           Except as set forth on Schedule 3.23, Borrower and each Guarantor has Defensible Title to each Mortgaged Property having a book cost in excess of $200,000 (except to the extent that (1) such assets have thereafter been disposed of in compliance with this Agreement or (2) leases for such property have expired pursuant to their terms), in each case free and clear of all Liens, except (i) Permitted Liens, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any Governmental Authority, (iii) all lessors’ royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on or deductions from the proceeds of production, (iv) the terms and conditions of joint operating agreements and other oil and gas contracts, (v) all rights to consent by required notices to, and filing with or other actions by governmental or tribal entities, if any, in connection with the change of ownership or control of an interest in federal, state, tribal or other domestic governmental oil and gas leases, if the same are customarily obtained in connection with such change of ownership or control, but only insofar as such consents, notices, filings and other actions relate to the transactions permitted by this Agreement, (vi) any preferential purchase rights, (vii) required third party consents to assignment, (viii) conventional rights of reassignment prior to abandonment and (ix) the terms and provisions of oil and gas leases, unit agreements, pooling agreements, and other documents creating interests comprising the Oil and Gas Properties, Hydrocarbons and Hydrocarbon Interests; provided, however, the exceptions described in clauses (i) through (viii) inclusive above are qualified to include only those exceptions in each case which do not operate to (A) reduce the net revenue interest of Borrower or any Guarantor below that set forth in the Reserve Report, (B) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interest of Borrower or any Guarantor above that set forth in the Reserve Report without a proportionate increase in the net revenue interest of Borrower or such Guarantor or (C) increase the working interest of Borrower or any Guarantor above that set forth in the Reserve Report without a proportionate increase in the net revenue interest of Borrower or such Guarantor, and. provided further that the foregoing defects, limitations, liens and encumbrances, whether individually material or not, do not in the aggregate create a Material Adverse Effect (the categories of exceptions in clauses (i) through (viii), as so qualified and as any such exceptions may exist from time to time, being referred to as the “Designated Title Exceptions”).

(b)           After giving full effect to the Permitted Liens, except as set forth on Schedule 5.2, the Credit Parties own the net interests in production attributable to the wells and units evaluated in the Initial Reserve Report or the most recent Reserve Report furnished to the Lenders pursuant to Section 4.1 (i) and (j) or except to the extent that (i) such assets have thereafter been disposed of incompliance with this Agreement or (ii) leases for such property have expired pursuant to their terms. Except as provided in paragraph (a) above, the ownership of such Oil and Gas Properties shall not in any material respect obligate the Credit Parties to bear the costs and expenses relating to the maintenance, development and operations of each such Oil and Gas Property in any amount in excess of the working interest of each Oil and Gas Property set forth in the Initial Reserve Report or the most recent Reserve Report furnished to the Lenders pursuant to Section 4.1 (i) and (j). The Credit Parties have paid all royalties payable under the oil and gas leases to which they are operator, except those not yet due or contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings or where failure to so pay could not reasonably be expected to have a Material Adverse Effect. Upon the delivery of each Reserve Report furnished to the Lenders pursuant to Section 4.1 (i) and (j), the statements made in the preceding sentences of this section shall, as of the date of such Reserve Report, be true in all material respects with respect to such Reserve Reports.

Section 3.24         Maintenance and Development of Properties.

Except as set forth on Schedule 3.24, as of the effective date of each Reserve Report with respect to the Oil and Gas Properties reflected in such Reserve Report:, the Oil and Gas Properties (and all properties unitized therewith) are being maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with (i) all applicable Laws, (ii) all oil, gas or other mineral leases and other contracts and agreements forming a part of such Oil and Gas Properties and (iii) with any Permitted Liens burdening such Oil and Gas Properties, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.18, each Credit Party has all governmental licenses and permits necessary or appropriate to own and operate the Oil and Gas Property, except where a failure to have such licenses or permits could not reasonably be expected to have a Material Adverse Effect, and no Credit Party has received notice of any violations in respect of any such licenses or permits which violation could reasonably be expected to have a Material Adverse Effect.

ARTICLE 4
AFFIRMATIVE COVENANTS

Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1            Financial Statements and Other Reports.

Borrower will maintain and will cause each Credit Party to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to Administrative Agent and Lenders hereunder, and will deliver to Administrative Agent and each Lender all of the following deliveries:

(a)           Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three fiscal quarters, a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of and at the end of such quarter and the related consolidated statements of operations and cash flows for such quarter, and for the portion of the Fiscal Year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such quarter and for such portion of the Fiscal Year ended at the end of such quarter, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Borrower, subject to changes resulting from audit and normal year end adjustments and the absence of footnote disclosures.

(b)           Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity (or the comparable item, if Borrower is not a corporation) and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, without qualification (including with respect to the scope of audit) or exception by independent public accountants of nationally recognized standing and acceptable to Administrative Agent.

(c)           Compliance Certificates. Together with each delivery of financial statements pursuant to Sections 4.1(a) and 4.1(b), (i) a Compliance Certificate and (ii) if Borrower is no longer subject to the public reporting requirements under the rules of the Securities and Exchange Commission, a management report (A) describing the operations and financial condition of Borrower and its Consolidated Subsidiaries for the fiscal period covered by such financial statements and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (B) discussing the reasons for any significant variations as between the fiscal period covered and the portion of the Fiscal Year then elapsed, as between such periods and the same periods during the immediately preceding Fiscal Year, and as between such periods and the same periods included in the projections and forecasts delivered pursuant to Section 4.1(h), all such information to be presented in reasonable detail and to be certified by a Responsible Officer to the effect that such information fairly presents, in all material respects, the results of operations and financial condition of Borrower and its Consolidated Subsidiaries as at the dates and for the periods indicated.

(d)           Regulatory Filing Information. Promptly upon their becoming publicly available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by any Credit Party to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any successor, (iii) all press releases and other statements made available generally by any Credit Party concerning material developments in the business of any Credit Party and (iv) all Swap Contracts entered into by any Credit Party.

(e)           Notices of Material Events. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of any Credit Party in excess of $2,000,000 has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of the institution of any Litigation seeking equitable relief or involving an alleged liability of any Credit

Party equal to or greater than $2,000,000 above insurance coverage or any adverse determination in any Litigation involving equitable relief or a potential liability of any Credit Party equal to or greater than $2,000,000 above insurance coverage, (iii) of the institution of any dispute, litigation, investigation, proceeding or suspension by any Governmental Authority in respect of any Credit Party or any property of any Credit Party that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (iv) any loss, damage or destruction of any Collateral having a fair market value in excess of $2,000,000, whether or not covered by insurance, or (v) any other development that results in or could reasonably be expected to have a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto.

(f)            ERISA Notices. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding $2,000,000.

(g)           Environmental Notices. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of any written complaint, order, citation, notice or other written communication from any Person delivered to any Credit Party with respect to, or if any Responsible Officer of any Credit Party becomes aware of (i) the existence or alleged existence of a violation by any Credit Party of any applicable Environmental Law, which could reasonably be expected to have a Material Adverse Effect, (ii) any release by any Credit Party of any Hazardous Materials into the environment which could reasonably be expected to have a Material Adverse Effect, (iii) the commencement by any Credit Party of any cleanup of any Hazardous Materials, which could reasonably be expected to result in costs to a Credit Party in excess of $2,000,000 above insurance coverage, (iv) any pending legislative or threatened governmental proceeding for the termination, suspension or non-renewal of any Permit of any Credit Party required under any applicable Environmental Law, which termination, suspension or non-renewal could reasonably be expected to have a Material Adverse Effect, or (v) any property of any Credit Party that is or will be subject to a Lien imposed pursuant to any Environmental Law, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto

(h)           Budget. Within sixty (60) days after the conclusion of each fiscal year, Borrower’s annual operating and Capital Expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the following fiscal year in a format reasonably consistent with projections, budgets and forecasts theretofore provided to Lenders, and promptly following the preparation thereof, material updates to any of the foregoing from time to time prepared by management of Borrower;

(i)            Annual Reserve Report. Prior to April 1 of each year, commencing the first such day after the Closing Date, a Reserve Report effective as of December 31 of the preceding year, prepared by independent petroleum engineers chosen by Borrower and reasonably acceptable to Administrative Agent, concerning all Oil and Gas Properties owned by any Credit Party which are located in the United States and which have attributable to them Proved Reserves. The report shall (i) be in form reasonably satisfactory to Administrative Agent, (ii) take into account any “over-produced” status under gas balancing arrangements, (iii) contain information and analysis sufficient to enable Borrower to meet the reporting requirements concerning oil and gas reserves contained in Regulations S-K and SX promulgated by the Securities and Exchange Commission and (iv) distinguish (or be delivered together with a certificate from an appropriate officer of Borrower which distinguishes) those Oil and Gas Properties treated in the report that are Collateral from those Oil and Gas Properties in the report that are not, which report shall be accompanied by a report detailing the Swap Contracts of the Credit Parties relating to commodity prices that are then currently in effect;

(j)            Interim Reserve Report. (i) Prior to October 1 of each year, commencing the first such day after the Closing Date, a Reserve Report effective as of the preceding June 30, and (ii) at the time specified in Section 2.16(c) in connection with any Special Determination, a Reserve Report effective at the time specified in Section 2.16(c), in each case by petroleum engineers who are employees of Borrower (or, at Borrower’s option, by an independent engineers as specified above), in the same form and scope as the report in Section 4.1(i), which report shall be accompanied by updates, if any, to the most recent reports specified in Section 4.1(i) to the extent necessary for such reports to be accurate in all material respects on the date of the applicable Reserve Report provided pursuant to this Section 4.1(j);

(k)           Reserve Documents. At the time of delivery of any report pursuant to Section 4.1(i) or (j): (i) a report detailing by lease or unit the gross volume of production and sales attributable to production of Hydrocarbons from the Oil and Gas Properties described in the most recent Reserve Report for the month most recently available and for each prior month since the last report delivered pursuant to this subsection and describing the related severance taxes, other taxes, and leasehold operating expenses attributable to each lease or unit and incurred during each such month, (ii) a list of Persons purchasing any material production of Hydrocarbons from the Oil and Gas Properties, and (iii) such other reports, data and supplemental information necessary to cause the representations and warranties contained in Section 3.23 and Section 3.24 to be true and correct and such other information as may be reasonably requested by Administrative Agent or Required Lenders in connection with a determination of the Borrowing Base (the Reserve Report, such certificate and such reports, data and supplemental information, the “Reserve Documents”);

(l)            Credit Party Information. With reasonable promptness, such other information and data with respect to any Credit Party as from time to time may be reasonably requested by Administrative Agent or any Lender.

Documents required to be delivered pursuant to Section 4.1(a), Section 4.1(b) or Section 4.1(e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at http://www.warrenresources.com; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website reasonably acceptable to Administrative Agent to which each Lender and Administrative Agent have access; provided that Borrower shall notify Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents, and Borrower shall provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the compliance certificate required by Section 4.1(c) to Administrative Agent, which shall then promptly furnish such compliance certificate to the Lenders. Except for such compliance certificates, Administrative Agent shall have no obligation to request the deliver or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 4.2            Payment and Performance of Obligations.

Borrower (i) will pay and discharge, and cause each other Credit Party to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (A) that may be the subject of a Permitted Contest and (B) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (ii) will maintain, and cause each other Credit Party to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (iii) will not breach or permit any other Credit Party to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3            Maintenance of Existence.

Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) except where the failure to do so could not reasonably be excepted to result in a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 5.17.

Section 4.4            Maintenance of Property; Insurance.

(a)           Maintenance of Property and Insurance. Borrower will, and will cause each of its Restricted subsidiaries to, (a) keep and maintain all operating equipment material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Administrative Agent. Borrower will not, and will not permit any other Credit Party to, bring or keep any article on any business location of any Credit Party, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 4.4(b), or would otherwise be prohibited by the terms thereof.

(b)           Evidence of Insurance Coverage. On or prior to the Closing Date, and at all times thereafter, Borrower will cause Administrative Agent to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance reasonably acceptable to Administrative Agent. Borrower will deliver to Administrative Agent and Lenders (i) on the Closing Date, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers of applicable rights of subrogation against loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will endeavor to give notice thereof to each additional insured, assignee and loss payee at least thirty (30) days prior thereto, (ii) on an annual basis, and upon the request of any Lender through Administrative Agent from time to time full information as to the insurance carried, (iii) within five (5) Business Days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by Borrower.

(c)           Right to Purchase Insurance. During the existence of an Event of Default, in the event Borrower fails to provide Administrative Agent with evidence of the insurance coverage required by this Agreement within three (3) Business Days after request therefor, Administrative Agent may purchase insurance at Borrower’s expense to protect Administrative Agent’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Administrative Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance to the fullest extent provided by Law including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

Section 4.5            Compliance with Laws.

Borrower will comply, and cause each other Credit Party to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect or result in any Lien upon a material portion of the assets of any such Person in favor of any Governmental Authority.

Section 4.6            Inspection of Property, Books and Records.

Borrower will keep, and will cause each other Credit Party to keep, proper books of record and account in accordance with GAAP; and will permit, and will cause each other Credit Party to permit, at the sole cost of Borrower or any applicable other Credit Party, representatives of Administrative Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Administrative Agent) or is made during the existence and continuance of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective inventory and accounts and to discuss their respective affairs, finances and accounts with their respective officers, as often as may reasonably be desired, subject in all cases to any confidentiality restrictions that may be applicable to Borrower and its Subsidiaries and to any confidentiality restrictions that Borrower reasonably imposes on the Persons receiving such information; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to disclose to Administrative Agent or any agents or representatives thereof any information which is the subject of attorney-client privilege or attorney’s work product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information; and provided, further, that Borrower will use commercially reasonable efforts to furnish such information (excluding information covered by confidentiality restrictions in agreements relating to seismic, geologic or geophysical data or similar technical and business matters relating to the exploration for oil and gas), which requirement shall be satisfied if Administrative Agent is offered the opportunity to review such confidential information by executing or otherwise becoming a party to the confidentiality restrictions on substantially the same terms (including any standstill provisions) as are applicable to Borrower. In the absence of an Event of Default, Administrative Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give Borrower or any applicable other Credit Party commercially reasonable prior written notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.

Section 4.7            Use of Proceeds.

Borrower will use the proceeds of the Revolving Loans on the Closing Date solely for payment of amounts due under the Existing Credit Agreement and for payment of transaction fees and expenses incurred in connection with the Financing Documents. The proceeds of Revolving Loans after the Closing Date shall be used by Borrower solely for lawful corporate purposes, including to finance corporate and capital expenditures and permitted acquisitions of Oil and Gas Properties and other assets related to the exploration, production, development, processing, gathering, storage and transportation of Hydrocarbons and for working capital needs of Credit Parties.

Section 4.8            Lenders’ Meetings.

Promptly after the delivery to Administrative Agent and Lenders of Reserve Reports pursuant to Section 4.1(i) or (j), Borrower will, in each case to the extent reasonably requested by either Administrative Agent or Required Lenders, conduct a meeting of Administrative Agent and Lenders to discuss the most recently reported financial results and the financial condition and engineering projections of Borrower and its Subsidiaries, at which shall be present a Responsible Officer and such other officers of the Credit Parties as may be reasonably requested to attend by Administrative Agent or Required Lenders, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting. Such meetings shall be held at a time and place convenient to Lenders and to Borrower.

Section 4.9            Hazardous Materials; Remediation.

If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of Borrower or any other Credit Party, which could reasonably be expected to have a Material Adverse Effect, Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 4.10         Further Assurances.

(a)           General. Borrower will, and will cause each other Credit Party, at its own cost and expense, to promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as Administrative Agent or Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Administrative Agent for itself and for the benefit Lenders on the Collateral (including Collateral acquired after the date hereof), including on any and all assets of each Credit Party, whether now owned or hereafter acquired.

(b)           New Subsidiaries. Without limiting the generality of the foregoing, in the event Borrower or any of its Restricted Subsidiaries shall form any new Restricted Subsidiary after the date hereof, Borrower or the respective Restricted Subsidiary will cause such new Restricted Subsidiary, promptly following such formation (excluding any Foreign Subsidiary whose guarantee or grant of a Lien would result in material adverse tax consequences to Borrower under Section 956 of the Internal Revenue Code), (i) to execute a Guarantee (in form and substance reasonably acceptable to Administrative Agent) guaranteeing payment and performance of all of the Obligations and to take such other action (including, without limitation, authorizing the filing of such UCC financing statements and delivering certificates in respect of the Capital Stock of such Restricted Subsidiary) as shall be necessary or appropriate to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Administrative Agent for the benefit of Administrative Agent and Lenders to the extent required by Section 4.10(e), (ii) to execute such other Security Documents, in form and substance reasonably acceptable to Administrative Agent, as may be required or requested by Administrative Agent in connection with the actions contemplated hereby and (iii) to deliver such proof of corporate (or comparable) action, incumbency of officers, opinions of counsel and other documents as Administrative Agent shall have reasonably required or requested. Until such time that any Restricted Subsidiary shall have fully complied with the provisions of this paragraph, and without limitation of any rights and remedies available to Administrative Agent and Lenders as a result thereof, the operating results of such Restricted Subsidiary shall be disregarded in the calculation of EBITDAX for any measurement period.

(c)           Capital Stock. Borrower will, and will cause each of its Restricted Subsidiaries, to take such action from time to time as shall be necessary to ensure that each of its Restricted Subsidiaries is a Wholly-Owned Subsidiary and that Administrative Agent shall have, for the benefit of Administrative Agent and Lenders, a first priority Lien on all Capital Stock of each Restricted Subsidiary, provided that neither Borrower nor any Foreign Subsidiary shall be required to pledge more than 65% of the Capital Stock of any such foreign subsidiary to the extent such grant and/or pledge would result in material adverse tax consequences to Borrower under Section 956 of the Internal Revenue Code as determined by Administrative Agent). In the event that any additional Capital Stock shall be issued by any Restricted Subsidiary, Borrower shall or shall cause each of its Restricted Subsidiaries to, promptly following such issuance, deliver to Administrative Agent to the extent required by the applicable Financing Documents the certificates evidencing such Capital Stock, accompanied by undated powers executed in blank and to take such other action as Administrative Agent shall request to perfect the security interest created therein pursuant to such Financing Documents.

(d)           Mortgage of Oil and Gas Property. Prior to each Determination Date, Borrower shall review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least 80% of the total PV-10 value of Proved Reserves attributable to the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to any exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total PV-10 value, then on or prior to such Determination Date, Borrower shall, and shall cause its Restricted Subsidiaries to, grant to Administrative Agent as security for the Debt a first-priority Lien (subject only to Permitted Liens) under the Mortgages on additional Oil and Gas Properties not already subject to such a Lien under the Mortgages such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of the total PV-10 value of Proved Reserves attributable to the Oil and Gas Properties evaluated by the relevant Reserve Report.

(e)           Other Collateral. Upon Administrative Agent’s request, Borrower will and will cause its Restricted Subsidiaries to grant Liens as security for the Debt on (i) assets and interests related to the Mortgaged Properties, including related operating equipment, accounts, inventory, contract rights and all products, proceeds and other interests related to the ownership, operation and or production of the Mortgaged Properties and (ii) all other material facilities (including gathering, transportation, compression, processing, treating and storage facilities) and other material real and personal property owned by it from time to time (excluding any interest in any Unrestricted Subsidiaries and any Excluded Property (as defined in the Mortgages).

(f)            Production Proceeds. Notwithstanding that, by the terms of the Mortgages, Credit Parties are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred, Credit Parties may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Mortgages. Upon the occurrence of an Event of Default, Administrative Agent may exercise all rights and remedies granted under the Mortgages, including the right to obtain possession of all Production Proceeds then held by Credit Parties or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether intentional or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Credit Parties constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

(g)           Title Information. Promptly upon request of Administrative Agent, Borrower will deliver title information in form and substance reasonably acceptable to Administrative Agent covering enough of the Oil and Gas Properties evaluated in the most recently delivered Reserve Report, so that Administrative Agent shall have received, together with title information previously delivered to Administrative Agent in connection with previous Reserve Reports or otherwise, title information evidencing the Credit Parties have Defeasible Title on at least 70% of the total PV-10 value of Proved Reserves attributable to the Oil and Gas Properties evaluated by such Reserve Report. If Borrower has provided title information for Oil and Gas Properties under the preceding sentence, Borrower shall, within 60 days of notice from Administrative Agent or Required Lenders that material title defects or exceptions exist with respect to such Oil and Gas Properties such that the Credit Parties do not have Defeasible Title to 70% of the PV-10 value of such properties, either (1) cure any such material title defects or exceptions (including defects or exceptions as to priority) raised by such information, or (2) deliver title information in form and substance acceptable to Administrative Agent or Required Lenders so that Administrative Agent shall have received, together with title information previously delivered to Administrative Agent, title information evidencing the Credit Parties have Defeasible Title on at least 70% of the PV-10 value of Proved Reserves attributable to the Oil and Gas Properties evaluated by such Reserve Report. If Borrower is unable to cure any material title defect requested by Administrative Agent or the Required Lenders to be cured within the 60-day period or Borrower does not comply with the requirements to provide title information evidencing the Credit Parties have Defeasible Title covering 70% of the PV-10 value of Proved Reserves attributable to the Oil and Gas Properties evaluated in the most recent Reserve Report, such inability to cure shall not be a Default, but Administrative Agent may, or shall upon request by Required Lenders, propose a reduced Borrowing Base (and Overadvance Amount during the Overadvance Period), and Required Lenders shall approve such Borrowing Base, each in the manner provided in Section 2.16(b) and Administrative Agent shall send a notice to Borrower of such new Borrowing Base (and new Overadvance Amount during the Overadvance Period), that will cause Borrower to be in compliance with the requirement to provide title information evidencing the Credit Parties have Defeasible Title on 70% of the PV-10 value of Proved Reserves attributable to the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice. Any failure to give such notice shall not be a waiver as to future exercise of the right to so reduce the Borrowing Base by Administrative Agent or the Required Lenders.

(h)           Borrower will, and will cause each other Credit Party to deal with the Oil and Gas Properties and the production, in such a way that the representations and warranties in Sections 3.23 and 3.24 remain true and correct at all times during the term of this Agreement.

ARTICLE 5
NEGATIVE COVENANTS

Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1            Debt.

Borrower will not, and will not permit any other Credit Party to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:

(a)           Debt under the Financing Documents and Letter of Credit Liabilities;

(b)           Debt outstanding on the date of this Agreement and set forth on Schedule 5.1 and any extensions, renewals or replacements of any such Debt, provided that such extension, renewal or replacement does not increase the outstanding principal amount thereof;

(c)           Intercompany Debt arising from loans made by (i) Borrower to its Restricted Subsidiaries that are Wholly-Owned Subsidiaries to fund working capital requirements of such Restricted Subsidiaries in the Ordinary Course of Business, or (ii) any Restricted Subsidiary that is a Wholly-Owned Subsidiary of Borrower to Borrower; provided, however, that upon the request of Administrative Agent at any time, any such Debt shall be evidenced by promissory notes having terms reasonably satisfactory to Administrative Agent, and the sole originally executed counterparts of which shall be pledged and delivered to Administrative Agent, for the benefit of Administrative Agent and Lenders, as security for the Obligations;

(d)           Guarantees by Borrower of Debt of any Restricted Subsidiary permitted hereunder and by any Restricted Subsidiary of Debt of Borrower or any other Restricted Subsidiary permitted hereunder;

(e)           Debt of Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Debt permitted by this clause (e) shall not exceed $5,000,000 at any time outstanding;

(f)            Debt, if any, arising under Swap Contracts, to the extent permitted under Section 5.6;

(g)           Non-Recourse Debt in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that Borrower shall not incur any Non-Recourse Debt after the Closing Date without Administrative Agent’s prior written consent to the relevant documentation establishing or evidencing the non-recourse nature and amount of such Non-Recourse Debt, which consent shall not be unreasonably withheld;

(h)           Debt of any Person that becomes a Subsidiary after the Closing Date; provided that such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(i)            Permitted Securities;

(j)            Debt incurred to finance the acquisition of equipment, provided that the amount of such Debt does not exceed the purchase price of such equipment; and

(k)           other unsecured Debt in an aggregate principal amount not exceeding $3,000,000 at any time outstanding;

(l)            any Contingent Obligation permitted by Section 5.3; and

(m)          Debt incurred under Bonds.

Section 5.2            Liens.

Borrower will not, and will not permit any other Credit Party to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)           Liens created by the Security Documents;

(b)           Permitted Encumbrances;

(c)           any Lien on any property of Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 5.2; provided that (i) such Lien shall not apply to any other property of Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals or replacements thereof that do not increase the outstanding principal amount thereof;

(d)           any Lien existing on any property (together with receivables, intangibles and proceeds thereof) prior to the acquisition thereof by Borrower or any Subsidiary or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property of Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals or replacements thereof that do not increase the outstanding principal amount thereof;

(e)           Liens on fixed or capital assets (together with receivables, intangibles and proceeds thereof) acquired, constructed or improved by Borrower or any Subsidiary; provided that (i) such security interests secure Debt permitted by Section 5.1(e), (ii) such security interests and the Debt secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property of Borrower or any Subsidiary;

(f)            Liens securing obligations and liabilities of Borrower and any Restricted Subsidiary under Swap Agreements to the extent permitted hereunder; and

(g)           Liens granted to secure Non-Recourse Debt permitted under Section 5.1(g).

Section 5.3            Contingent Obligations.

Borrower will not, and will not permit any other Credit Party to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

(a)           Contingent Obligations arising in respect of the Debt under the Financing Documents and Letter of Credit Liabilities;

(b)           Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c)           Contingent Obligations existing or arising under any Swap Contract, provided that (i) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction and (ii) such obligations are (or were) entered into by Borrower or another Credit Party in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(d)           Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.3 and Contingent Obligations with respect to Debt permitted under Section 5.1;

(e)           Contingent Obligations incurred in the Ordinary Course of Business with respect to Bonds;

(f)            Contingent Obligations arising under indemnity agreements in connection with mortgagee title insurance policies;

(g)           Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.7;

(h)           Contingent Obligations in favor of Credit Parties; and

(i)            Contingent Obligations to the extent constituting a Permitted Lien.

Section 5.4            Restricted Payments.

Borrower will not, and will not permit any other Credit Party to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that the foregoing shall not restrict or prohibit (a) dividends or distributions made by any Restricted Subsidiary, directly or indirectly, to Borrower or to any Restricted Subsidiary that is a Wholly-Owned Subsidiary of Borrower, (b) (i) dividends by Borrower in cash on its 8% Convertible Preferred Stock outstanding on the Closing Date and (ii) dividends by Borrower in cash on outstanding Permitted Securities, provided that in either case no Default or Event of Default exists at the time of such payment and such payment will not cause a Default or Event of Default, (c) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock (or on a basis more favorable to Borrower and its Subsidiaries), (d) Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and its Subsidiaries, (e) Borrower may make cash payments in lieu of issuing fractional shares in an aggregate amount not exceeding $200,000 during the term of this Agreement, provided that no Default or Event of Default exists at the time of such payment, such payment will not cause a Default or Event of Default and such payment is made only in respect of Borrower’s 8% Convertible Preferred Stock outstanding on the Closing Date, (f) Borrower may declare and pay distributions effecting “poison pill” rights plans provided that any securities or rights so distributed have a nominal fair market value at the time of declaration, (g) Borrower or any Restricted Subsidiary may make any Restricted Payments in exchange for or out of the net cash proceeds from the sale of Capital Stock of Borrower (other than Permitted Securities), and (h) any Restricted Payment of Permitted Securities in exchange for or out of net cash proceeds from the sale of Permitted Securities; provided that in no event shall a Credit Party make any payment in respect of any Debt which by its terms is subordinated to the Obligations which payment is prohibited by the subordinated provisions governing such Debt. Borrower will not, and will not permit any other Credit Party to issue preferred Capital Stock providing for Restricted Payments not permitted by this Section 5.4.

Section 5.5            Restrictive Agreements.

Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (other than (1) Capital Stock in any Unrestricted Subsidiary, (2) other investments in Capital Stock of joint ventures permitted under Section 5.8, (3) investments permitted under Section 5.8(j) if such restriction or conditions apply only to the property or assets that are the subject of such investment), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Restricted Subsidiary or to Guarantee Debt of Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 5.5 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or other assets that is to be sold and such sale is permitted hereunder, (iv) paragraph (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (v) paragraph (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof (vi) existing restrictions with respect to a Person acquired by Borrower or any of its Restricted Subsidiaries (except to the extent such restrictions were put in place in connection with or in contemplation of such acquisition), which restrictions are not applicable to any Person, or the properties or assets of any Person other than the Person, or the property or assets of the Person, so acquired and (vii) customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of Borrower and its Restricted Subsidiaries.

Section 5.6            Swap Contracts.

Borrower will not, and will not permit any other Credit Party to enter into any Swap Contracts other than Swap Contracts in respect of commodities (i) with Eligible Swap Counterparties. (ii) with durations not to exceed 60 months at any time, and (iii) the notional volumes for which (when aggregated with other commodity Swap Contracts then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Contracts) do not exceed, as of the date such Swap Contract is executed, 85% of the Projected Oil and Gas Production from Proved Developed Producing Reserves attributable to the Oil and Gas Properties for each month during the period during which such Swap Contract is in effect for each of crude oil and natural gas, calculated separately; provided that such limitation in clause (iii) of this Section 5.6 shall not apply to Swap Contracts in respect of commodities that are floor prices or puts for which no further payment obligation is owed by such Credit Party and not in excess of 100% of Proved Developed Producing Reserves attributable to the Oil and Gas Properties for each month during the period during which such Swap Contract is in effect for each of crude oil and natural gas, calculated separately. Not later than 30 days after consummation of an Asset Disposition in respect of Oil and Gas Properties which, together with any other Asset Dispositions of Oil and Gas Properties not theretofore taken into account in connection with this sentence, reduces by more than 5% the Credit Parties’ aggregate Projected Oil and Gas Production from Proved Developed Producing Reserves, Borrower will cause the notional volumes of Swap Contracts maintained by Borrower and other Credit Parties in respect of commodities not to exceed in the aggregate the amounts that would be permitted under clause (iii) of the preceding sentence if such Swap Contracts were entered into immediately after giving effect to such Asset Disposition.

Section 5.7            Consolidations, Mergers and Sales of Assets.

(a)           Borrower will not, and will not permit any other Credit Party to, directly or indirectly consolidate or merge with or into any other Person other than (i) mergers of any Restricted Subsidiary with and into Borrower or another Restricted Subsidiary, (ii) mergers of any Restricted Subsidiaries with and into Borrower (with Borrower as the surviving entity of such merger) and (iii) mergers or consolidations with or into any Person so long as Borrower or a wholly-owned Restricted Subsidiary is the surviving entity; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 5.8. Any Restricted Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders.

(b)           Borrower will not, and will not permit any other Credit Party to, directly or indirectly, consummate any Asset Dispositions other than, so long as no Default or Event of Default then exists or would result from any such disposition (i) dispositions of equipment for cash and fair value that Borrower determines in good faith is no longer used or useful in the business of Borrower and its Restricted Subsidiaries if during the Overadvance Period, 100% of the Net Cash Proceeds of any such disposition are applied to permanently reduce the Overadvance Amount and (ii) dispositions of any Oil and Gas Property or any interest therein if (A) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of such Oil and Gas Property or interest therein (as reasonably determined by Borrower), and (B) if such Oil and Gas Properties were included in the determination of the Borrowing Base then in effect the prepayment, if any, required under Section 2.3(b) shall have been made. For purposes of this Section 5.7(b) and Section 2.3(b), proceeds of any Casualty Event in respect of Oil and Gas Properties included in the most recent determination of the Borrowing Base and with respect to which a determination is made that such proceeds will not be applied to repair or replacement thereof will be considered an Asset Disposition under clause (ii)(B) with the amount of such proceeds being aggregated with other Asset Dispositions for purposes of clause (ii)(B) of this Section 5.7(b) and Section 2.3(b).

Section 5.8            Investments.

Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           investments by Borrower and its Subsidiaries in the Capital Stock of its Restricted Subsidiaries;

(c)           loans or advances made by Borrower to any Restricted Subsidiary and made by any Subsidiary to Borrower or any other Restricted Subsidiary; and

(d)           Guarantees constituting Debt permitted by Section 5.1;

(e)           investments consisting of Swap Contracts to the extent permitted under Section 5.6;

(f)            loans or advances to employees in the ordinary course of business in an aggregate amount for all employees of Borrower and its Subsidiaries not in excess of $750,000 at anyone time outstanding;

(g)           trade credits and accounts arising in the ordinary course of business;

(h)           investments made as a result of the receipt of non cash considerations from a disposition that was made pursuant to and in compliance with this Agreement;

(i)            investments made in any debtor of Borrower or any Restricted Subsidiary as a result of the receipt of stock, obligations or securities in settlement of debts created in the ordinary course of business and owing to Borrower or any Restricted Subsidiary;

(j)            investments made pursuant to the requirements of farm-out, farm in, unit, joint operating, unit operating, joint venture, area of mutual interest and other oil and gas agreements, gathering systems, pipelines or other similar or customary arrangements entered into the ordinary course of business (including advances to operators under operating agreements entered into by Borrower or any Subsidiary in the ordinary course of business); provided that any such single investment in excess of $5,000,000 shall be approved by the Board of Directors of Borrower;

(k)           investments made in connection with the purchase, lease, or other acquisition of tangible assets of any Person and investments made in connection with the purchase, lease or other acquisition of all or substantially all of the business, of any Person, or all of the capital stock or other equity interests of any Person, or any division, line of business or business unit of any Person (including (i) by the merger or consolidation of such Person into Borrower or any Restricted Subsidiary or by the merger of a Restricted Subsidiary into such Person and (ii) the purchase of proved reserves);

(l)            repurchase of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price or such options or warrants or the payment of withholding taxes through the issuance of Capital Stock;

(m)          the purchase of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(n)           any other investments in any Person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together will all other investments made pursuant to this clause (n) do not exceed $3,000,000 outstanding at any time;

(o)           investments outstanding as of the Closing Date in Unrestricted Subsidiaries;

(p)           investments, loans, advances and acquisitions in exchange for, or out of the net cash proceeds from the sale of, Capital Stock of Borrower (other than Permitted Securities) issued after the Closing Date; and

(q)           investments in Warren Energy Services, LLC after the Closing Date (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together will all other investments made pursuant to this clause (q) do not exceed $10,000,000 outstanding at any time.

Section 5.9            Transactions with Affiliates.

Except (i) as expressly permitted by this Agreement, (ii) as otherwise disclosed on Schedule 5.9, and (iii) for transactions which contain terms that are no less favorable to Borrower or any other Credit Party, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, Borrower will not, and will not permit any other Credit Party to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower, and (iii) any Restricted Payment permitted by Section 5.4, and (d) with respect to any Person serving as an officer, director, employee or consultant of Borrower or any Restricted Subsidiary, (1) the payment of reasonable compensation, benefits or indemnification liabilities in connection with his or her services in such capacity provided that the payment of any such compensation, benefits or indemnification liabilities are approved by a majority of the disinterested members of the Board of Directors of Borrower or by the compensation committee of Borrower, (2) the making of advances for travel or other business expenses in the ordinary course of business or (3) such Person’s participation in any benefit or compensation.

Section 5.10         Modification of Organizational Documents.

Borrower will not, directly or indirectly, amend or otherwise modify any Organizational Documents of Borrower, except for such amendments or other modifications required by Law or which are not adverse to the interests of Administrative Agent or any Lender and which, in each instance, are fully disclosed to Administrative Agent.

Section 5.11         [Reserved]

Section 5.12         Fiscal Year.

Borrower will not, and will not permit any other Credit Party to, change its Fiscal Year.

Section 5.13         Conduct of Business.

Borrower will not, and will not permit any other Credit Party to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.13 and businesses reasonably related thereto.

Section 5.14         [Reserved]

Section 5.15         Capital Stock.

Borrower will not, nor cause or permit any Restricted Subsidiary to, permit a Lien (other than a Lien created under a Financing Document) to be placed on any of the Capital Stock owned by Borrower or such Restricted Subsidiary in any other Person; provided that Liens against Capital Stock in an Unrestricted Subsidiary shall be permitted to the extent such Lien is granted to secure Non-Recourse Debt.

Section 5.16         Limitation on Sale and Leaseback Transactions.

Borrower will not, and will not permit any other Credit Party to, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction Borrower or any of its Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset; provided this Section 5.16 shall not prohibit any sale-leaseback resulting from the incurrence of any lease of any capital asset entered into within 180 days of the acquisition of such capital asset for the purpose of providing permanent financing of such asset, provided that the Debt related thereto is permitted by Section 5.1.

Section 5.17         Bank Accounts.

Borrower will not, and will not permit any other Credit Party to, directly or indirectly, establish any new bank account (excluding any account established after notice to Administrative Agent exclusively for payroll or petty cash) without the prior written consent of Administrative Agent, and provided that in each case, Administrative Agent, Borrower or such other Credit Party and the bank at which the account is to be opened enter into a control agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Administrative Agent in such bank account, agrees to comply with instructions originated by Administrative Agent directing disposition of the funds in such bank account without further consent from Borrower, and agrees to subordinate and limit any security interest such bank may have in such bank account on terms satisfactory to Administrative Agent.

Section 5.18         Compliance with Anti-Terrorism Laws.

(a)           Borrower will not, and will not permit any other Credit Party to, directly or indirectly, knowingly enter into any Financing Documents or material agreement with any Person listed on the OFAC Lists. Borrower shall immediately notify Administrative Agent if Borrower has knowledge that Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not, and will not permit any other Credit Party to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

ARTICLE 6
FINANCIAL COVENANTS

Section 6.1            Interest Coverage Ratio.

Borrower will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters to be less than 2.5 to 1.0, determined as of the last day of each fiscal quarter.

Section 6.2            Current Ratio.

Borrower will not permit the ratio on the last day of any fiscal quarter of (i) Consolidated Current Assets to (ii) Consolidated Current Liabilities, other than that portion of Long Term Indebtedness that is included in such Consolidated Current Liabilities, to be less than 1.0 to 1.0.

ARTICLE 7
CONDITIONS

Section 7.1            Conditions to Closing.

The obligation of each Lender to make the initial Loans, of Administrative Agent to issue any Support Agreements on the Closing Date and of any LC Issuer to issue any Lender Letter of Credit on the Closing Date shall be subject to the receipt by Administrative Agent of each agreement, document and instrument set forth on the Closing Checklist, each in form and substance reasonably satisfactory to Administrative Agent, and to the satisfaction of the following conditions precedent, each to the satisfaction of Administrative Agent and Lenders in their sole discretion:

(a)           the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(b)           the absence, since September 30, 2007, of any material adverse change in any aspect of the business, operations, properties, liabilities (actual or contingent), or financial condition of Borrower and Restricted Subsidiaries, taken as a whole;

(c)           receipt by Administrative Agent of such other documents, instruments and/or agreements as Administrative Agent may reasonably request.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document, each additional Financing Document and each other document, agreement and/or instrument required to be approved by Administrative Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2            Conditions to Each Loan, Support Agreement and Lender Letter of Credit.

The obligation of Lenders to make a Loan (other than Revolving Loans made pursuant to Section 2.9(c)), of Administrative Agent to issue any Support Agreement or of any LC Issuer to issue any Lender Letter of Credit (including, in each case, on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a)           in the case of a Revolving Loan Borrowing, receipt by Administrative Agent of a Notice of Borrowing (or telephonic or electronic notice, as permitted by Section 2.2(b)) in accordance with Section 2.2(b) and, in the case of any Support Agreement or Lender Letter of Credit, receipt by Administrative Agent of a Notice of LC Credit Event in accordance with Section 2.9;

(b)           the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c)           the fact that, immediately before and after such borrowing or issuance, no Default or Event of Default shall have occurred and be continuing; and

(d)           the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date.

Each giving of a Notice of LC Credit Event hereunder, each giving of a Notice of Borrowing which requests the making of a Loan hereunder and each acceptance by Borrower of the proceeds of any Loan made hereunder shall, except as set forth in the Notice of LC Credit Event or Notice of Borrowing, be deemed to be a representation and warranty by Borrower on the date of such notice or acceptance as to the facts specified in Sections 7.2(b), 7.2(c) and 7.2(d).

ARTICLE 8
EVENTS OF DEFAULT

Section 8.1            Events of Default.

For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of Law or otherwise, shall constitute an “Event of Default”:

(a)           Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document and, in the case of any such payment (other than any principal payment or reimbursement obligation with respect of any Letter of Credit), such failure shall continue unremedied for a period of three Business Days;

(b)           Borrower shall fail to observe or perform any covenant contained in Section 4.1, Section 4.3, Section 4.6, Section 4.7, Section 4.9, Section 4.10, Article 5, or Article 6;

(c)           any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (i) receipt by Borrower of notice from Administrative Agent or Required Lenders of such default or (ii) actual knowledge of Borrower or any other Credit Party of such default;

(d)           any representation, warranty, certification or statement made by any Credit Party in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any material respect when made (or deemed made);

(e)           (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans) or Permitted Securities or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) or in respect of any Permitted Securities or in respect of any Swap Contract if the effect of such occurrence is (A) to cause or to permit the holder or holders of any such Debt or Permitted Securities, or the counterparty under any such Swap Contract, to cause Debt, Permitted Securities or other liabilities to become or be declared immediately due and payable or (B) to require any mandatory payment, purchase, redemption, retirement, defeasance, surrender, cancellation or acquisition of Debt or Permitted Securities or to require any Credit Party to offer to pay, purchase, redeem, retire, defease, surrender, cancel or acquire Debt or Permitted Securities, in the case of any or all of the foregoing under this clause (i) in respect of Debt, Permitted Securities or Swap Contracts having an individual principal amount in excess of $2,000,000 (or any amount, solely with respect to Swap Contracts) or having an aggregate principal amount in excess of $2,000,000 (or any amount, solely with respect to Swap Contracts); provided that this paragraph (e) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (y) any payment, purchase, redemption, retirement, defeasance, surrender, cancellation or acquisition of Debt or Permitted Securities satisfied by the conversion, exchange or issuance of Capital Stock permitted to be issued hereunder; or (ii) the occurrence of any event requiring the prepayment of any subordinated Debt prior to the repayment of the Obligations;

(f)            Borrower or any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g)           an involuntary case or other proceeding shall be commenced against Borrower or any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against Borrower or any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(h)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(i)            one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has not denied coverage) aggregating in excess of $5,000,000 shall be rendered against Borrower or any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(j)            a Change of Control shall occur;

(k)           any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent perfection is obtained by filing) perfected Lien on a material portion of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert; or

(l)            any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any Credit Party shall so assert.

Section 8.2            Acceleration and Suspension or Termination of Revolving Loan Commitment.

Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, and shall, if so requested by Required Lenders, (i) by notice to Borrower suspend or terminate the Revolving Loan Commitment and the obligations of Administrative Agent and Lenders with respect thereto, in whole or in part (and, if in part, such reduction shall be pro rata among Lenders having a Revolving Loan Commitment Percentage) and/or (ii) by notice to Borrower declare all or any portion of the Obligations to be, and such Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same; provided that in the case of any of the Events of Default specified in Section 8.1(f) or 8.1(g) above, without any notice to Borrower or any other act by Administrative Agent or Lenders, the Revolving Loan Commitment and the obligations of Administrative Agent and Lenders with respect thereto shall thereupon terminate and all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same.

Section 8.3            Cash Collateral.

If an Acceleration Event shall have occurred, and so long as it continues, then without any request or the taking of any other action by Administrative Agent or Lenders, Borrower shall immediately comply with the provisions of Section 2.9(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liabilities and future payment of related fees.

Section 8.4            Default Rate of Interest and Suspension of LIBOR Rate Options.

At the election of Administrative Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, (i) the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) in excess of the rates otherwise payable under this Agreement, (ii) the fee described in Section 2.9(b) shall increase by a rate that is two percent (2.0%) in excess of the rate otherwise payable under such Section,  (iii) as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into Base Rate Loans and (iv) the LIBOR election will not be available to Borrower and (v) no Interest Period commencing during such period shall have a term of nine (9) or twelve (12) months.

Section 8.5            Setoff Rights.

During the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of Borrower or any of its Restricted Subsidiaries (regardless of whether such balances are then due to Borrower or its Restricted Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Restricted Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Administrative Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Borrower agrees, to the fullest extent permitted by Law, that any Lender or any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 8.5.

Section 8.6            Application of Proceeds.

(a)           As to Borrower. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of Borrower or any guarantor of all or any part of the Obligations, and, as between Borrower on the one hand and Administrative Agent and Lenders on the other, Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent.

(b)           After Event of Default. Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in such order as Administrative Agent may from time to time elect. In the absence of any specific election made by Administrative Agent pursuant to this clause (b), payments and proceeds received by Administrative Agent pursuant to this clause (b) shall be applied to the Obligations in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Financing Documents or the Collateral, second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral, third, to accrued and unpaid interest on the Obligations, fourth, to the principal amount of the Obligations then due and owing, fifth, to provide cash collateral to secure any then outstanding Letter of Credit Liabilities and payment of related fees; sixth, to provide cash collateral to secure any other then outstanding Obligations, including Obligations in respect of Swap Contracts, and seventh, to any other indebtedness or obligations of Borrower owing to Administrative Agent or any Lender under the Financing Documents.

(c)           After Acceleration Event. Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent to the Obligations, in the following order: first, to all fees, costs, indemnities, and expenses incurred by or owing to Administrative Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding, and to the Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contract; fifth, to provide cash collateral to secure any and all Letter of Credit Liabilities and future payment of related fees, as provided for in Section 2.9(e); and sixth, to any other indebtedness or obligations of Borrower owing to Administrative Agent or any Lender under the Financing Documents.

(d)           Residuary. Any balance remaining after giving effect to the applications set forth in this Section 8.6 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 8.6, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

ARTICLE 9
EXPENSES AND INDEMNITY

Section 9.1            Expenses.

Borrower hereby agrees to promptly pay (i) (x) all reasonable out-of-pocket costs and expenses of Administrative Agent (including without limitation the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Administrative Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, (y) costs and expenses of Administrative Agent (including without limitation the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Administrative Agent) in connection with the performance by Administrative Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents and (B) any periodic public record searches conducted by or at the request of Administrative Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability,  partnership and related records concerning the continued existence, organization and good standing of certain Persons), (ii) without limitation of the preceding clause (i), all costs and expenses of Administrative Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents, (iii) without limitation of the preceding clause (i), all costs and expenses of Administrative Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents, (iv) without limitation of the preceding clause (i), all costs and expenses of Administrative Agent in connection with Administrative Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder, provided that Borrower or any Affiliate has requested or consented to such reservation of funds, and (v) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, provided, that to the extent that the costs and expenses referred to in this clause (v) consist of fees, costs and expenses of counsel, Borrower shall be obligated to pay such fees, costs and expenses for counsel to Administrative Agent and for only one counsel acting for all Lenders (other than Administrative Agent).

Section 9.2            Indemnity.

Borrower hereby agrees to indemnify, pay and hold harmless Administrative Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Administrative Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Administrative Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any other Credit Party or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any other Credit Party, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans and Letters of Credit, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. The obligations to indemnify and hold harmless the Indemnitees shall terminate on the date (the “Indemnity Expiration”) that is two calendar years following the later of (i) the Termination Date, or (ii) the date all obligations have been irrevocably paid in full; provided that any such obligation to indemnify and hold harmless shall not terminate with respect to any matter arising before the Indemnity Expiration so long as an Indemnitee delivers notice of such matter prior to the Indemnity Expiration.

ARTICLE 10
ADMINISTRATIVE AGENT

Section 10.1         Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes Administrative Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Administrative Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.5 and to the terms of the other Financing Documents, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 10 are solely for the benefit of Administrative Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party. Administrative Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its own agents or employees. Administrative Agent is authorized to appoint co-agents or sub-agents to act for it in connection with any right or power under the Financing Documents as are delegated to Administrative Agent by the terms thereof in respect of any jurisdiction or any Collateral, and all provision hereof benefiting Administrative Agent shall benefit such co-agents and sub-agents, including provisions regarding indemnification.

Section 10.2         Administrative Agent and Affiliates.

Administrative Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent, and Administrative Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Administrative Agent hereunder.

Section 10.3         Action by Administrative Agent.

The duties of Administrative Agent shall be mechanical and administrative in nature. Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 10.4         Consultation with Experts.

Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5         Liability of Administrative Agent.

Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Administrative Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder, (ii) the performance or observance of any of the covenants or agreements specified in any Financing Document, (iii) the satisfaction of any condition specified in any Financing Document, (iv) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Credit Party. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 10.6         Indemnification.

Each Lender shall, in accordance with its Pro Rata Share, indemnify Administrative Agent (to the extent not reimbursed by Borrower) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Administrative Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Administrative Agent hereunder or thereunder. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 10.7         Right to Request and Act on Instructions.

Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.6.

Section 10.8         Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 10.9         Collateral Matters.

Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to (i) release any Lien granted to or held by Administrative Agent under any Security Document (A) upon termination of the Revolving Loan Commitment and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Administrative Agent) of all Letters of Credit and, to the extent required by Administrative Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Administrative Agent) of all Swap Contracts secured, in whole or in part, by any Collateral, or (B) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents), (ii) release or subordinate any Lien granted to or held by Administrative Agent under any Security Document constituting property described in Section 5.2(d) (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.2(d)), and (iii) the Guaranty shall be terminated (and any Lenders Lien on the assets of such Guarantor and the Equity Interests in such Guarantor shall be terminated) as to any Guarantor at such time as such Guarantor shall have been designated an Unrestricted Subsidiary pursuant to the Financing Documents or such Guarantor shall be sold, merged, consolidated, dissolved or liquidated in accordance with this Agreement. Upon request by Administrative Agent at any time, Lenders will confirm Administrative Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 10.9.

Section 10.10       Agency for Perfection.

Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such assets to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Administrative Agent (or consented to by Administrative Agent, as provided in Section 8.5), it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

Section 10.11       Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify each Lender of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders, or Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 10.12       Successor Administrative Agent.

Administrative Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, the retiring Administrative Agent’s resignation shall become immediately effective and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders (but without any obligation) appoint a successor Administrative Agent. From and following the expiration of such thirty (30) day period, Administrative Agent shall have the exclusive right, upon one (1) Business Days’ notice to Borrower and Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Administrative Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Financing Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.

Section 10.13       Disbursements of Revolving Loans; Payment and Sharing of Payment.

(a)           Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i)            Administrative Agent shall have the right, on behalf of Lenders to disburse funds to Borrower for all Revolving Loans requested or deemed requested by Borrower pursuant to the terms of this Agreement regardless of whether the conditions precedent set forth in Section 7.2 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect to the making of such Revolving Loans; provided, that Administrative Agent shall not advance any Revolving Loan pursuant to this clause (i) if, to the knowledge of Administrative Agent, the Revolving Loan Outstandings exceed the Revolving Loan Limit, either before or after giving effect to the making of any proposed Revolving Loan. Administrative Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Revolving Loans requested by Borrower. Each Lender shall reimburse Administrative Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Administrative Agent pursuant to the first sentence of this clause (i), or if Administrative Agent so requests, each Lender will remit to Administrative Agent its Pro Rata Share of any Revolving Loan before Administrative Agent disburses the same to Borrower. If Administrative Agent elects to require that each Lender make funds available to Administrative Agent, prior to a disbursement by Administrative Agent to Borrower, Administrative Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Revolving Loan requested by Borrower no later than noon (Chicago time) on the date of funding of such Revolving Loan, and each such Lender shall pay Administrative Agent on such date such Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Administrative Agent to Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Administrative Agent. Any repayment required by Borrower pursuant to this Section 10.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans which are Base Rate Loans. Nothing in this Section 10.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii)           On a Business Day of each week as selected from time to time by Administrative Agent, or more frequently (including daily), if Administrative Agent so elects (each such day being a “Settlement Date”), Administrative Agent will advise each Lender by telephone, facsimile or e-mail of the amount of each such Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual percentage interest of the Revolving Loan balance to such Lender’s required percentage interest of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due shall pay Administrative Agent, without setoff or discount, to the

Payment Account not later than noon (Chicago time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three (3) days following the scheduled date of settlement, and thereafter at the Base Rate plus the Base Rate Margin applicable to Revolving Loans.

(iii)          On each Settlement Date, Administrative Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s percentage interest of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Revolving Loan, to the extent of such Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Lender not later than noon (Chicago time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Administrative Agent, as the same may be modified from time to time by written notice to Administrative Agent; provided, that, in the case such Lender is a Defaulted Lender, Administrative Agent shall be entitled to set off the funding short fall against that Defaulted Lender’s respective share of all payments received from Borrower.

(iv)          On the Closing Date, Administrative Agent, on behalf of Lenders, may elect to advance to Borrower the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrower in a timely manner on such date. If Administrative Agent elects to advance the initial Loans to Borrower in such manner, Administrative Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Administrative Agent receives such Lender’s Pro Rata Share of such Loans by 3:00 p.m. (Chicago time) on the Closing Date.

(v)           The provisions of this Section 10.13(a) shall be deemed to be binding upon Administrative Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Credit Party.

(b)           [Reserved]

(c)           Return of Payments.

(i)            If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)           If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Defaulted Lenders. The failure of any Defaulted Lender to make any Revolving Loan or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Revolving Loan or payment, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Defaulted Lender to make a Revolving Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” or “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e)           Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 2.7(e)(v) or Section 2.14) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 10.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 8.5) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 10.14       Right to Perform, Preserve and Protect.

If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrower’s expense. Administrative Agent is further authorized by Borrower and Lenders to make expenditures from time to time which Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by Borrower, the Collateral, or any portion thereof and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. Borrower hereby agrees to reimburse Administrative Agent on demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 10.13. Each Lender hereby agrees to indemnify Administrative Agent upon demand for any and all costs, liabilities and obligations incurred by Administrative Agent pursuant to this Section 10.14, in accordance with the provisions of Section 10.6.

Section 10.15       Additional Titled Agents.

Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Administrative Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving (or whose Affiliate is serving) as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and in the Revolving Loan Commitment, such Person shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 10.16       Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist.

So long as Required Lenders have not waived the conditions to the funding of Revolving Loans set forth in Section 7.2 (nor waived an Event of Default for purposes of satisfying such conditions), any Lender may deliver a notice to each of Administrative Agent stating that such Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions to funding Revolving Loans set forth in Section 7.2, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Administrative Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which (i) such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Administrative Agent the satisfaction of the condition(s) specified in such notice, or (ii) Required Lenders waive the conditions to the funding of such Revolving Loans set forth in Section 7.2 giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loans Outstanding in excess of zero; provided, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a)           For purposes of determining the Pro Rata Share of each Lender under clause (v) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.

(b)           Except as provided in clause (a) above, the Revolving Loan Commitment Amount of each Non-Funding Lender shall be deemed to be zero.

(c)           The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date, plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.

(d)           Administrative Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 10.12, or to assume that any Non-Funding Lender will fund its Pro Rata Share of any Revolving Loans requested by Borrower during such period.

(e)           Administrative Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.2(c) to pay interest, fees, expenses and other charges of any Credit Party, other than reimbursement obligations that have arisen pursuant to Section 2.9(c) in respect of Letters of Credit issued at the time such Non-Funding Lender was not then a Non-Funding Lender.

(f)            [Reserved].

(g)           Administrative Agent shall have no right to (i) make or disburse Revolving Loans as provided in Section 2.2(c) for the account of any Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or reimbursement obligations have arisen pursuant to Section 2.9(c), or (ii) assume that any Lender that was a Non-Funding Lender at the time of issuance of such Letter of Credit will fund any portion of the Revolving Loans to be funded pursuant to Section 2.9(c) in respect of such Letter of Credit. In addition, no Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or reimbursement obligations have arisen pursuant to Section 2.9(c), shall have an obligation to fund any portion of the Revolving Loans to be funded pursuant to Section 2.9(c) in respect to such Letter of Credit, or to make any payment to Administrative Agent or the L/C Issuer, as applicable, under Section 2.9(f)(iii) in respect of such Letter of Credit, or be deemed to have purchased any interest or participation in such Letter of Credit from Administrative Agent or the L/C Issuer, as applicable, under Section 2.9(f)(i) or (ii).

(h)           To the extent that Administrative Agent applies proceeds of Collateral or other payments received by Administrative Agent to repayment of Revolving Loans pursuant to Section 8.6, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.

ARTICLE 11
MISCELLANEOUS

Section 11.1         Survival.

All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Financing Documents. The provisions of Sections 2.13 and 2.14 and Articles 9, 10 and 11 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement.

Section 11.2         No Waivers.

No failure or delay by Administrative Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 11.3         Notices.

(a)           All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, e mail, electronic submissions or similar writing) and shall be given to such party at its address, facsimile number or e mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Administrative Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Administrative Agent and Borrower; provided, that notices, requests or other communications shall be permitted by e mail or other electronic submissions only in accordance with the provisions of Section 11.3(b). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, (ii) if given by e-mail or other electronic submissions, as set forth in Section 11.3(c) or (iii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

(b)           Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Administrative Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) no Notices of

Borrowing, Notices of LC Credit Event or any notices regarding request for advances hereunder shall be permitted to be delivered or furnished by Borrower by electronic communication unless made in accordance with specific procedures approved from time to time by Administrative Agent.

(c)           Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 11.4         Severability.

In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.5         Amendments and Waivers.

(a)           General Provisions. No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower and Required Lenders (and, if (i) any amendment, waiver or other modification would either increase a Lender’s Revolving Loan Commitment Amount, and (ii) the rights or duties of Administrative Agent and/or LC Issuer are affected thereby, by Administrative Agent and/or LC Issuer, as the case may be); provided that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation or forgive any principal, interest or fees with respect to any Loan or Reimbursement Obligation, (B) postpone the date fixed for, or waive, any payment (other than a payment pursuant to Section 2.3(b), (c) or (d)) of principal of any Loan, or of any Reimbursement Obligation or of interest on any Loan or any Reimbursement Obligation or any fees hereunder or postpone the date of termination of the commitment of any Lender hereunder, (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder, (D) release all or substantially all of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any guarantor of all or any portion of the Obligations of its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder), (E) amend, waive or otherwise modify this Section 11.5(a) or the definitions of the terms used in this Section 11.5(a) insofar as the definitions affect the substance of this Section 11.5(a); or (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E) and (F) of the preceding sentence.

(b)           Eligible Swap Counterparty Consent Rights. Without limitation of the provisions of the preceding clause (a), no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty then in existence, modify the provisions of Section 8.6 in any manner adverse to the interests of each such Eligible Swap Counterparty.

Section 11.6         Assignments; Participations; Replacement of Lenders.

(a)           Assignments.

(i)            Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loans and interest in the Revolving Loan Commitment, together with all related obligations of such Lender hereunder. Except as Administrative Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitment and outstanding Loans; provided, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Administrative Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such Eligible Assignee as Administrative Agent reasonably shall require and a processing fee of $3,500; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii)           From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 11.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment (and, as applicable, Notes in the principal amount of that portion of the Revolving

Loan Commitment retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.

(iii)          Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Administrative Agent.

(iv)          Notwithstanding the foregoing provisions of this Section 11.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v)           Notwithstanding the foregoing provisions of this Section 11.6(a) or any other provision of this Agreement, Administrative Agent has the right, but not the obligation, to effectuate assignments of Loans and Revolving Loan Commitments via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to Lenders by Administrative Agent (the “Settlement Service”). At any time when Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.6(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Revolving Loan Commitments pursuant to the Settlement Service. With the prior approval of each of Administrative Agent and Borrower, as applicable, Administrative Agent’s and Borrower’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loans and Revolving Loan Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein.

(b)           Participations.

Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 11.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 8.5.

(c)           Replacement of Lenders.

Within thirty (30) days after(i) receipt by Administrative Agent of notice and demand from any Lender for payment of additional costs as provided in Sections 2.7(e)(v) or Section 2.14, which demand shall not have been revoked, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto, (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower and Administrative Agent may, at its option, notify such Affected Lender and, in the case of Borrower election, Administrative Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrower or Administrative Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loans and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.6(a); provided, that (A) Borrower shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.7(e)(v), 2.13 or Section 2.14, as applicable, of this Agreement through the date of such sale and assignment and (B) Borrower shall pay to Administrative Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.6(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Administrative Agent, the Replacement Lender and, to the extent required pursuant to Section 11.6(a), Borrower, shall be effective for purposes of this Section 11.6(c) and Section 11.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 11.1.

(d)           Credit Party Assignments.

Except as provided in Section 11.5(a)(F), no Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Administrative Agent and each Lender.

Section 11.7         Headings.

Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 11.8         Confidentiality.

Administrative Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, and to prospective contractual counterparties (or the professional advisors thereto) in Swap Contracts permitted hereby, provided that any such Persons shall have agreed to be bound by the provisions of this Section 11.8, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person and (v) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Capital Stock which represent an interest in, or which are collateralized, in whole or in party, by the Loans. Confidential information shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Credit Party, provided Administrative Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Administrative Agent and Lenders under this Section 11.8 shall supersede and replace the obligations of Administrative Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Administrative Agent or any Lender prior to the date hereof.

Section 11.9         Waiver of Consequential and Other Damages.

To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 11.10       Marshaling; Payments Set Aside.

Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes any payment or Administrative Agent enforces its Liens or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

Section 11.11       GOVERNING LAW; SUBMISSION TO JURISDICTION.

EXCEPT AS OTHERWISE SET FORTH IN THE MORTGAGES, THE FIRST AMENDMENTS TO MORTGAGES AND THE ASSIGNMENT OF NOTES AND LIENS, THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO ADMINISTRATIVE AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 11.12       WAIVER OF JURY TRIAL.

EACH OF BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 11.13       Publication; Advertisement.

(a)           Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Merrill Lynch or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Administrative Agent prior written notice of such publication or other disclosure or (ii) with Merrill Lynch’s prior written consent.

(b)           Advertisement. Each Lender and each Credit Party hereby authorizes Merrill Lynch to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Merrill Lynch elects to submit for publication. In addition, each Lender and each Credit Party agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Merrill Lynch shall provide Borrower with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Merrill Lynch may, from time to time, publish such information in any media form desired by Merrill Lynch, until such time that Borrower shall have requested Merrill Lynch cease any such further publication.

Section 11.14       Counterparts; Integration.

This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.15       No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 11.16       USA PATRIOT Act Notification.

Administrative Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Administrative Agent or such Lender, as applicable, to identify Borrower in accordance with the USA PATRIOT Act.

Section 11.17       Amendment and Restatement.

This Agreement, the Notes the Guaranty and the Mortgages entered into on the date hereof are in amendment and restatement, but not novation of the Existing Credit Facility and the notes, guarantees and mortgages executed in connection therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WARREN RESOURCES, INC.

By:	/s/ Norman F. Swanton
	Name:	Norman F. Swanton
	Title:	Chairman and Chief Executive Officer

Address:		1114 Avenue of the Americas
34th Floor
New York, NY 10036
Attention: David Fleming, Esq.
Secretary and General Counsel

Facsimile number: (212) 697-9466
E-mail Address:dfleming@warrenresources.com
Taxpayer Identification Number:

Borrower’s Account Designation:

JP Morgan Chase Bank
One Chase Plaza
New York, NY 10081
ABA # 021000021
Acct. # 459-1-517471
Warren Resources, Inc.
489 Fifth Avenue, 32nd Floor
New York, NY 10017

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and a Lender

By:	/s/ Charles Kingswell-Smith
	Name:	Charles Kingswell-Smith
	Title:	Managing Director

Address:		600 Travis St. Suite 7400
Houston Texas, 77002
Attn: Account Manager for
WARREN RESOURCES, INC.

transaction

Facsimile number:
E-Mail Address:

With a copy to:

Merrill Lynch Capital
222 N. LaSalle Street, 16th Floor
Chicago, Illinois  60601
Attn:  Group Senior Transaction Attorney,
Corporate Finance, for WARREN RESOURCES,
INC. transaction
Facsimile number:  (312) 499-3126

And with an additional copy to:

Thompson & Knight LLP

Address:	1700 Pacific Ave., Suite 3300
Dallas, Texas
Attn: James McKellar

Facsimile number: 214.969.1605 E-Mail Address: James.McKellar@tklaw.com

Payment Account Designation:
LaSalle Bank, NA Chicago, IL ABA No.: 071 000 505 Account No.: 5800393182 Account Name: Warren Resources, Inc.

BMO CAPITAL MARKETS FINANCING, INC.

By:	/s/ Gumaro Tijerina
	Name:	Gumaro Tijerina
	Title:	Vice President

	Address:	First Canadian Place, 19th Floor
Toronto, Ontario Canada M5X 1A1

Facsimile number: 416-867-4050
E-Mail Address: Joanne.panizares@bmo.com

BANK OF SCOTLAND PLC, NEW YORK BRANCH

By:	/s/ Joseph Fratus
	Name:	Joseph Fratus
	Title:	First Vice President

Notice Address:

Bank of Scotland
565 Fifth Avenue, 5th Floor
New York, NY 10017

Attn.:	Victoria McFadden
Facsimile No.:		(212) 479-2806

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Monte E. Deckerd
	Name:	Monte E. Deckerd
	Title:	Vice President

	Address:	950 17th St.
DNCOT8E
Denver, CO 80202

Facsimile number: 303-585-4362
	E-Mail Address:	monte.deckerd@usbank.com

CAPITAL ONE N.A.

By:	/s/ Nancy G. Moragas

	Name:	Nancy G. Moragas
	Title:	Senior Vice President
	Address:	313 Carondelet St., 10th Floor
New Orleans, LA 70112
Facsimile number: 504-533-5594
E-Mail Address:
nancy.moragas@capitalonebank.com

COMERICA BANK

By:	/s/ Josh Strong
	Name:	Josh Strong
	Title:	Assistant Vice President

	Address:	910 Louisiana, Ste 410
Houston, Texas 77002

Facsimile number: 713-220-5651
	E-Mail:	jstrong@comerica.com

Annex A

Commitment Annex
(as of the Closing Date)

Lender	Revolving Loan Commitment Amount	Initial Borrowing Base	Overadvance Amount	Revolving Loan Commitment Percentage
Merrill Lynch Capital	$54,000,000	$23,760,000	$3,240,000	21.6%
Bank of Scotland plc	$44,000,000	$19,360,000	$2,640,000	17.6%
Capital One, N.A.	$44,000,000	$19,360,000	$2,640,000	17.6%
U.S. Bank National Association	$44,000,000	$19,360,000	$2,640,000	17.6%
BMO Capital Markets Financing, Inc.	$36,000,000	$15,840,000	$2,160,000	14.4%
Comerica Bank	$28,000,00	$12,320,000	$1,680,000	11.2%
TOTALS	$250,000,000	$110,000,000	$15,000,000	100%